As filed with the Securities and Exchange Commission on July 7, 2000
                                            Registration Statement No. 333-36404

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               US MICROBICS, INC.
                               ------------------
                 (Name of Small Business Issuer in Its Charter)

         Colorado                         325414                 84-0990371
         --------                         ------                 ----------
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
   of incorporation or          Classification Code Number)  Identification No.)
       organization)

                             5922-B Farnsworth Court
                               Carlsbad, CA 92008
                                 (760) 918-1860
                                 --------------
          (Address and telephone number of principal executive offices and principal place of business)

                                 Robert C. Brehm
                             Chief Executive Officer
                              U.S. Microbics, Inc.
                             5922-B Farnsworth Court
                               Carlsbad, CA 92008
                                 (760) 918-1860
                                 --------------
            (Name, address and telephone number of Agent for Service)

                                    Copy to:

                               Amar Budarapu, Esq.
                                Baker & McKenzie
                                  Chevron Tower
                        1301 McKinney Street, Suite 3300
                              Houston, Texas 77010
                                 (713) 427-5000

        Approximate Date of Commencement of Proposed Sale to the Public:
   From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                         :___X____

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.               : ________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                : ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                 :________

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                        :________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a)
may determine.                                                         :________

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commissio n is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED JULY 7, 2000

                                   Prospectus
                              U.S. Microbics Inc.
                       20,094,921 shares of Common Stock

     This prospectus relates to the resale by the selling shareholders of up to 20,094,921 shares of common stock, $.0001 par value per share, of U.S. Microbics Inc. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale. Of the shares offered,

     o up to 20,000,000 shares are issuable to Swartz Private Equity, LLC based on an Investment Agreement dated as of March 14, 2000, including 250,000 shares on exercise of the commitment warrants and up to 2,576,087 shares on exercise of the put warrants, and

     o up to 94,921 shares are issuable to Brobeck Phleger & Harrison LLP for legal services.

     We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive up to $35 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

     Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol BUGS. On June 23, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $1.12 per share.

     Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2000

                             -----------------------

     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

     Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

     o significant historical losses and the expectation of continuing losses;

     o    rapid technological change in the bioremediation industry;

     o    reliance on key strategic relationships and accounts;

     o    the impact of competitive products and services and pricing;

     o    and uncertain protection of our intellectual property.

     Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

     In this prospectus, we refer to U.S. Microbics Inc. as we or U.S. Microbics. We refer to our subsidiaries as Subsidiaries and to Swartz Private Equity, LLC as Swartz.

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary.............................................................1
Summary Financial Data.........................................................3
Risk Factors...................................................................4
Forward-Looking Statements....................................................13
Use of Proceeds...............................................................14
Price Range of Common Stock...................................................14
Dividend Policy...............................................................15
Management's Discussion and Analysis of Financial
Condition and Results of Operations...........................................16
Business .....................................................................22
Management....................................................................34
Principal Shareholders........................................................39
Selling Shareholders..........................................................42
Investment Agreement..........................................................43
Plan of Distribution..........................................................46
Description Of Securities.....................................................46
Legal Matters.................................................................47
Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure...........................................47
Experts  .....................................................................47
Where You Can Find More Information...........................................48
Signatures..................................................................II-5

                               Prospectus Summary

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

Business

     U.S. Microbics Inc. is a Colorado corporation. We were originally incorporated in 1984 in Colorado under the name Venture Funding Corporation. On June 3, 1993, the name was changed to Global Venture Funding, Inc., and we changed to our present name of U.S. Microbics Inc. on May 25, 1998.

     We intend to build an environmental biotech company utilizing the proprietary microbial technology, bioremediation patents, knowledge, processes and unique microbial culture collection developed over 30 years by the late George M. Robinson and his daughter Mery C. Robinson. We create and market proprietary microbial technologies that provide natural solutions to many of today's environmental problems, including oil, diesel, certain toxic waste, and certain water and soil contamination.

     Our principal executive offices are located at 5922-B Farnsworth Court, Carlsbad, California 92008 and our telephone number is (760) 918-1860. Our home page on the Internet can be located at http://www.bugsatwork.com

Investment Agreement

     On March 14, 2000, we entered into an Investment Agreement with Swartz to raise up to $35 million through a series of sales of our common stock to Swartz. Under the terms and conditions of the Investment Agreement, we have the right, at our sole discretion, to put shares of our common stock to Swartz for a dollar amount of up to $2 million in each put, subject to additional limitations on the timing of our exercise of put rights and on the number of shares Swartz is obligated to purchase. The dollar amount of each sale is also limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors. For more information on the Investment Agreement, see "Investment Agreement."

The Offering


Total shares outstanding prior to the
offering ...................................... 8,543,247 as of June 23, 2000
Shares being offered for resale to the
 public........................................ 20,094,921 (Maximum)

Total shares outstanding after the offering.... 28,638,168
Price per share to the public.................. Market price at time of resale

Total proceeds raised by offering.............. None; however, we may receive up to $35 million from the sale of
                                                shares to Swartz, and we may
                                                receive additional amounts from
                                                the sale to Swartz of shares
                                                issuable upon the exercise of
                                                any warrants issued to Swartz
                                                pursuant to the Investment
                                                Agreement.

Use of proceeds from the sale
of the shares to Swartz........................ We plan to use the proceeds for working capital and general
                                                corporate purposes.

OTC Bulletin Board Symbol...................... BUGS

     Summary Financial Data The information set forth below for the years ended September 30, 1998 and 1999 and for the six months ended March 31, 1999 and 2000 are derived from the financial statements included elsewhere in this prospectus. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


                                                                                        Six Months
                                                             Year Ended              Ended March 31,
                                                            September 30,              (unaudited)
                                                       -----------------------   -----------------------
Statement of Operations Data:                             1998         1999         1999          2000
                                                       ----------   ----------   ----------   ----------
Revenues ...........................................   $     --     $   66,900   $   51,728   $   13,894

Operating Expenses .................................    1,378,200    2,775,700    1,161,079    1,076,823

Net Loss ...........................................    1,411,800    2,932,500    1,118,516    1,061,547

Loss per common share ..............................   $     0.78   $     0.58   $     0.35   $     0.17

Weighted average number of common shares outstanding    1,802,481    5,084,676    3,220,511    6,205,704


                                                             March 31,
                                                            (Unaudited)
                                                    ---------------------------
Balance Sheet Data:                                    1999              2000
                                                    ---------         ---------
Working capital ............................        $(301,916)        $(554,814)

Total assets ...............................          604,352           366,122

Total liabilities ..........................          516,441           666,537

Shareholders' equity (deficit) .............        $ 212,911         $(300,415)

                                  Risk Factors

     An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating U.S. Microbics Inc. and its business. This prospectus contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of U.S. Microbics. Do not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set below and in our other SEC filings. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Our ability to continue operations is dependent on a number of factors.

     U.S. Microbics Inc. and its subsidiaries are startup companies with a business plan based on microbial technology and one year of operating experience. We have experienced annual operating losses and negative operating cash flow since our incorporation in 1984. As of September 30, 1999, we had an accumulated deficit of $6,640,100. In addition, we generated no revenues during fiscal year 1998, and had reported revenues of $66,900 for fiscal year 1999. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern.

     Accordingly, there can be no assurance that we will commercialize any products and services based on microbial technology or manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, our prospects must be considered in light of the problems, delays, expenses and difficulties encountered by any company in the startup stage, many of which may be beyond our control. These problems, delays, expenses and difficulties include unanticipated problems relating to product development and formulation, testing, quality control, production, inventory management, sales and marketing and additional costs and competition, any of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our proposed products and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable operations.

     Our ability to become profitable will depend on a variety of factors, including the following:

     o    price, volume and timing of product sales;

     o variations in gross margins on our products, which may be affected by the sales mix and competitive pricing pressures;

     o regulatory approvals for using our bioremediation products, including permits for soil recycling center sites, water quality permits, air quality permits, and other permits as required by particular jurisdictions;

     o changes in our levels of research and development, including the timing of any demonstration projects for regulatory approval; and

     o    acquisitions of products, technology or companies.

     Our long-term success also will be affected by expenses, difficulties and/or delays encountered in developing and selling microbial technology, competition, and the often burdensome environmental regulations associated with permitting hydrocarbon remediation sites.

We will need additional financing to fully implement our business plan.

     Since August 1997, we have focused our efforts on developing our business in the environmental biotechnology sector. We will need to raise additional capital to implement fully our business plan and establish adequate manufacturing, marketing, sales, licensing and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to our stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

Our technology has not gained full market acceptance.

     Microbial technology has not been fully utilized in any particular market. Market acceptance of our products and services will depend in large part upon our ability to demonstrate the technical and operational advantages and cost effectiveness of our products and services as compared to alternative, competing products and services, and our ability to train customers concerning the proper use and application of our products. There can be no assurance that our products and services will achieve a level of market acceptance that will be profitable for us.

     Due to lack of market acceptance and other factors, we may not be able to distribute our products through the retail channel via strategic relationships with existing distributors and joint ventures enacted for domestic and international business.

We may be subject to future environmental liabilities that could affect our results of operations or financial condition.

     We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently meet these environmental requirements, there is no assurance that future laws and regulations will not impose significant compliance costs. If there is an accident, we could be held liable for any damages that result and the liability could exceed our resources. In addition, the use of our BIO-RAPTOR(TM) requires permits to treat contaminated soil. Permit issues may delay the implementation and installation of our products, including the BIO-RAPTOR(TM).

If we are unable to manage future growth, our business may be negatively affected.

     We intend to pursue a strategy of rapid growth, and plan to expand significantly our manufacturing capability and devote substantial resources to our marketing, sales, administrative, operational, financial and other systems and resources. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

     o    manage our business and our subsidiaries as a cohesive enterprise;

     o manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;

     o add internal capacity, facilities and third-party sourcing arrangements as and when needed;

     o    maintain service quality controls; and

     o    attract, train, retain, motivate and manage effectively our employees.

     There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.

     In addition, we may incur substantial expenses identifying, investigating and developing appropriate products and services based on microbial technology in the global environmental, manufacturing, agricultural, natural resource and other potential markets. There can be no assurance that any expenditures incurred in identifying, investigating and developing such products and services will ever be recouped.

We may face strong competition from larger, established companies.

     We likely will face intense competition from other environmental biotech companies, virtually all of which can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, R&D facilities and manufacturing and marketing experience than U.S. Microbics. There can be no assurance that developments by our current or potential competitors will not render our proposed products or services obsolete.

     In addition, we expect to face additional competition from new entrants into our targeted industry segments. As the demand for products and services based on microbial technology grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services.

     Although we believe that we have certain technical advantages over certain of our competitors, including, without limitation, the development of technological innovations that will make the BIO-RAPTOR(TM) and the use of our microbial blends more economical and efficient than other bioremediation methods, maintaining such advantages will require a continued high level of investment by U.S. Microbics in R&D, marketing, sales and customer support. We may not have sufficient resources to maintain our R&D, marketing, sales and customer support efforts on a competitive basis. Additionally, we may not be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to future product liability claims.

     The development, marketing, sale and/or licensing of products based on microbial technology entail liability risks in the event of product failure or claim of harm caused by product operation. While we are not aware of any claim against us based upon the use or failure of our products, end users of any of our proposed products and services could assert claims against us. Although we maintain product liability insurance against any such claims, there can be no assurance that such insurance will be sufficient to cover all potential liabilities, or that we will be able to continue to obtain insurance coverage in an amount that we believe to be adequate. If there is a successful suit against us, lack or insufficiency of insurance coverage would have a material adverse effect on our business, financial condition and results of operations.

Our ability to manufacture our products may be limited.

     Our future performance will depend to a substantial degree upon our ability to manufacture, market and deliver the products and services based on microbial technology in an efficient and profitable manner. In this regard, we have leased production facilities for our microbial products operation, and have partially implemented our manufacturing operations at the facility. However, we have no prior experience in maintaining a facility that will manufacture our products in the quantities required for profitable operations. Accordingly, there can be no assurance that:

     o    we will be able to complete the facility in a timely manner;

     o the cost of completing the facility will not exceed management's current estimates;

     o    the facility's capacity will not exceed the demand for our products;
          or

     o such additional capacity will achieve satisfactory levels of manufacturing efficiency in a timely manner or at a level of quality control that meets competitive demands.

     In addition, the implementation of our manufacturing operations at the facility presents risks that, singly or in any combination, could have a material adverse effect on our business, financial condition and results of operations. These risks include, but are not limited to:

     o production delays associated with products based on the microbial technology;

     o    unavailability of required capital equipment and qualified personnel;

     o raw material shortages, higher-than-expected overhead or operational costs;

     o    lack of sufficient quality control over the products; and

     o    order backlogs.

     In addition, our development of our internal manufacturing capacity will depend in large part on our ability to raise sufficient capital for this purpose. We may not be able to develop adequate manufacturing capacity or raise sufficient capital, the failure of either of which could have a material adverse effect on our business, financial condition, results of operations and possibly on our relationships with our customers. We may consider third-party outsourcing arrangements for the manufacture and supply of certain products during the period in which we expand our internal manufacturing capacity. These outsourcing arrangements are subject to various risks, including, without limitation, production delays or interruptions, inferior product quality, misappropriation of trade secrets and lower profit margins.

Our success depends in large part on our ability to attract and retain key employees and management.

     Our success and execution of our business strategy will depend significantly upon the continuing contributions of, and on our ability to attract, train and retain qualified management, marketing, sales, operational, production, administrative and technical personnel. In this regard, we are particularly dependent upon the services of Robert C. Brehm, our President and Chief Executive Officer, and Mery C. Robinson, our Chief Operating Officer and Secretary and the President of XyclonyX. The loss of the services of one or more of our key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Our results of operations may highly fluctuate from quarter to quarter as we continue to grow.

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

     o    the volume, timing of, and ability to fulfill customer orders;

     o    the demand for our products and services;

     o the number, timing and significance of product enhancements and new product introductions by us and our competitors;

     o    changes in the pricing policies by U.S. Microbics or our competitors;

     o    changes in the level of operating expenses;

     o expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations, develop new distribution channels, broaden our customer support capabilities and continue our R&D activities;

     o    personnel changes;

     o    product defects and other product or service quality problems; and

     o general domestic and international legal, economic and political conditions.

Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

If we are unable to keep up with technological developments, our business could be negatively affected.

     The markets for our products and services based on microbial technology are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner.

     In particular, our future success is dependent upon our BIO-RAPTOR(TM), Remediline(TM), Wasteline(TM) and Bi-Agra(TM) product lines, each of which is new and has not achieved market acceptance. In order to develop such new products and services, we will depend upon close relationships with existing customers that previously utilized microbial technology in the bioremediation, agricultural and waste treatment industries, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. There can be no assurance that our customers will provide us with timely access to such information or that we will be able to develop and market our new products and services successfully or respond effectively to technological changes or new product and services of our competitors. We may not be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property.

     We rely on patent, trademark, trade secret and copyright protection to protect our technology. We believe that technological leadership in microbial technology will be achieved through additional factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology, such as those patents currently licensed by our subsidiary, XyclonyX. We may not secure future patents and patents may become invalid and may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" our products, or, if patents are issued to us, design around such patents.

     We also rely upon a combination of copyright, trademark, trade secret and other intellectual property laws to protect our proprietary rights by entering into confidentiality or license agreements with our employees, consultants and vendors, and by controlling access to and distribution of our technology, documentation and other proprietary information. There can be no assurance, however, that the steps taken by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations.

     While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and subject us to significant liabilities to third parties, any of which could have a material adverse effect on our business, financial condition and results of operations.

     We also rely on certain technology which we license from third parties, including microbial technology which is integrated with internally developed products and used in the XyclonyX product line to perform key functions. There can be no assurance that the patents underlying such third party technology licenses will continue to remain unchallenged or that we will not have to defend them, along with the licensors, to continue their commercial viability to us. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments which could materially adversely affect our business, financial condition or results of operations.

We may not be able to protect our tradenames and domain names.

     We may not be able to protect our tradenames and domain names against all infringers, which could decrease the value of our brand name and proprietary rights. We currently hold the Internet domain name "bugsatwork.com" and we use "U.S. Microbics" as a tradename. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superceded, in some cases, by laws, rules and regulations governing the registration of tradenames and trademarks with the United States Patent and Trademark Office and certain other common law rights. If the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's tradename or trademark. In such event, we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, tradenames or trademarks, which could adversely affect our brand name and other proprietary rights.

Our management is able to exercise significant influence over all matters requiring shareholder approval.

     Our existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 62.59% of the outstanding shares of common stock and common stock equivalents, including convertible preferred stock and stock options. As a result, our existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

     These shareholders may have interests that differ from our other shareholders, particularly in the context of potentially beneficial acquisitions of us by another company. For example, to the extent that these shareholders are our employees, they may be less inclined to vote for acquisitions of us by another company involving termination of their employment or diminution of their responsibilities or compensation.

The trading price of our common stock may decrease due to factors beyond our control.

     The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

     o    variations in anticipated or actual results of operations;

     o announcements of new products or technological innovations by us or our competitors;

     o    changes in earnings estimates of operational results by analysts;

     o    results of product demonstrations;

     o    inability of market makers to combat short positions on the stock;

     o inability of the market to absorb large blocks of stock sold into the market;

     o developments or disputes concerning our patents, trademarks or proprietary rights; and

     o    comments about us or our markets posted on the Internet.

     Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

Our business may be harmed if it becomes subject to securities class action litigation.

     In the past, following periods of volatility in the market price of a company's common stock, securities class action litigation has been brought against the issuing company. This type of litigation could be brought against us in the future. The litigation could be expensive and divert management's attention and resources, which could adversely affect our business and results of operations whether or not our defense is successful. If the litigation is determined against us, then we could be subject to significant liabilities.

     We have a shareholder derivative lawsuit proceeding pending which, if decided against us, could require a substantial cash payment or repurchase of stock from the market. We have been sued by James A. Merriam in a shareholder derivative suit. We intend to defend the suit vigorously. However, the litigation process is inherently uncertain and we may not prevail. Our defense of this litigation, regardless of its outcome, has and will continue to consume management and financial resources. If we do not prevail, we could be subject to material financial liabilities. See "Business-Legal Proceedings."

We may issue additional shares of common stock which may dilute the value of our common stock to current shareholders and may adversely affect the market price of our common stock.

     Within the next 24 months from the date of this prospectus, the holders of a majority of our preferred stock and certain warrant and option holders will have the right to convert their respective interests into approximately 10.3 million shares of our common stock. If such holders of preferred stock, warrants and options exercise their conversion rights, the holders of our common stock then issued and outstanding may experience immediate and substantial dilution in the net tangible book value of their shares if earnings and other factors do not compensate for the increased number of shares of such common stock.

Limited public market for our common stock may affect our shareholders' ability to sell our common stock.

     Our common stock currently is traded on the OTC Bulletin Board, which is generally considered to be a less efficient market than national exchanges such as NASDAQ. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and the new media's coverage of us, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

We could suffer losses from exchange rate fluctuations.

     Because we intend to market our products internationally, a portion of our expected international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in the foreign currencies. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore less competitive in foreign markets.

Applicability of "penny stock rules" to broker-dealer sales of our common stock could have a negative effect on the liquidity and market price of our common stock.

     Our common stock is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which has a tangible net worth of less than $5,000,000 -- or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market if such a market should ever develop, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.

                           Forward-Looking Statements

     This prospectus includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis of Financial Condition and Results of Operation" and "Business," reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, the uncertainty of patent and proprietary rights, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. We undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 Use of Proceeds

     We will not receive any proceeds from the sale of the shares by the selling securityholders. However, we will receive up to $35 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to an investment agreement. We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz for working capital and general corporate purposes, including acquisitions. To the extent we deem appropriate, we may acquire fully developed products or businesses that, in our opinion, facilitate our growth and/or enhance the market penetration or reputation of our products and services. To the extent that we identify any such opportunities, an acquisition may involve the expenditure of significant cash and/or the issuance of our capital stock. We currently have no commitments, understandings or arrangements with respect to any such acquisition.

                           Price Range of Common Stock

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "BUGS." The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1997, 1998 and 1999, and the first, second and third quarters-through June 23, 2000-of 2000. As of March 31, 2000, there were approximately 700 holders of record of our common stock. We have never paid any dividends.

     The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                               High       Low
                                                               ----       ---
1997
   First Quarter ......................................     $   75.00  $   17.00
   Second Quarter .....................................         10.50      35.00
   Third Quarter ......................................         11.20       1.20
   Fourth Quarter (July 1 through August 20) ..........          2.00       1.60
   Fourth Quarter (August 21 through September 30)
        (after a 1-for-20 reverse split) ..............          1.94       1.06


                                                               High        Low
                                                               ----        ---
1998
   First Quarter ......................................      $   2.06   $   0.13
   Second Quarter .....................................          2.03       1.33
   Third Quarter ......................................          2.47       1.22
   Fourth Quarter .....................................          1.94       1.06


                                                                High       Low
                                                                ----       ---
1999
   First Quarter ......................................      $   4.87   $   0.91
   Second Quarter .....................................          5.44       3.63
   Third Quarter ......................................          4.81       3.00
   Fourth Quarter .....................................          3.88       2.75

                                                               High        Low
                                                               ----        ---
2000
   First Quarter ......................................      $   3.88   $   1.56
   Second Quarter .....................................          2.03       2.00
   Third Quarter (through June 23, 2000) ..............          1.13       1.00


                                 Dividend Policy

     We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on our common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     The following discussion of the financial condition and results of operations of U.S. Microbics should be read in conjunction with the financial statements and related notes thereto included in this prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. U.S. Microbics' actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this prospectus. U.S. Microbics undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Overview

     During fiscal year ended September 30, 1999, U.S. Microbics' efforts were directed to developing its biotechnology product line, fund raising, building organizational infrastructure and the continued construction of manufacturing facilities for production and shipment of microbes for remediation of hydrocarbons, sewage treatment and agriculture applications and for the retrofitting and shipment of the BIO-RAPTOR(TM). U.S. Microbics conducted product demonstrations to show the efficacy of the microbial products in hydrocarbon applications, odor control, waste management, manure and green-waste conversion to compost, and restaurant and hotel applications. A technical support team consisting of hydrocarbon, sewage and agriculture specialists was hired and trained, a catalogue of products was produced in printed and Internet downloadable form, training courses were developed and given for new users and a sales and marketing training program was developed.

     U.S. Microbics' powder blending facility is now complete and its expected production capacity for its microbial blends is 200,000 units per month. U.S. Microbics has implemented its in-house fermentation production and is increasing capacity to supply sufficient microbes to meet sales projections for fiscal year 2000.

     The Soil Recycling Center business plan has been developed and defined with specific steps for obtaining government permits, environmental approvals and funding and beginning operations. U.S. Microbics ran a demonstration center using manure and green-waste to demonstrate product efficacy, develop operator training techniques, determine BIO-RAPTOR(TM) operational logistics, manpower requirements, water application and control procedures, loading and unloading, and land farming and windrow optimization. These results were used in the Signal Hill Petroleum demonstration program that demonstrated bioremediation of heavy crude oil hydrocarbons to non-detectable levels within a six-week time frame.

     U.S. Microbics does not have an existing backlog of sales orders and has not generated significant sales or revenues to date related to its Microbial Technology. Further, there can be no assurance that projected production and sales volumes or sales prices will be achieved.

Plan of Operations for the Fiscal Year Ending September 30, 2000

     U.S. Microbics intends to generate revenue during fiscal year 2000 by focusing on sales of its three product lines, Remediline(TM), Wasteline(TM) and Bi-Agra(TM) and the sale of the BIO-RAPTOR(TM) and related consulting services for microbial application. U.S. Microbics plans to sell its products to new and existing end-user prospects, to soil recycling center licensees, and through domestic and foreign distributors. Sales of BIO-RAPTORS(TM) for soil recycling center applications could be limited by land use permit lead times and local permitting for water use, air quality control, and conditional use. U.S. Microbics also plans to distribute its product through the retail channel via strategic relationships with existing distributors and joint ventures created for domestic and international business.

     With additional equity capital, U.S. Microbics plans to identify profitable candidates for acquisition where the product lines acquired are complimentary or add new distribution channels, and the companies provide synergistic opportunities for economies of scale.

     U.S. Microbics intends to raise additional capital to fund operations through September 2000, and anticipates that cash generated from financings and projected revenues will enable it to fulfill cash needs for fiscal year 2000 operations. There can be no assurance that U.S. Microbics will be able to raise such funds on terms acceptable to it, if at all, or to generate such revenues. There can be no assurance that U.S. Microbics will receive such financing or generate revenues in the time frame anticipated, if at all.

     If U.S. Microbics receives sufficient financing or generates significant revenues, then U.S. Microbics intends to expand its fermentation capacity and sales and marketing efforts during fiscal year 2000. During the first quarter of fiscal year 2000, U.S. Microbics is building infrastructure (i.e., personnel, procedures and systems) and intends to establish initial sales and marketing operations. Research and development costs are projected to be under $1,000,000, which will be associated primarily with specific product case study results for generating sales and marketing collateral material. U.S. Microbics plans to increase the number of employees to approximately 40 by the end of the fiscal 2000.

Results of Operations

     For the six months ended March 31, 2000 compared to the six months ended March 31, 1999

     U.S. Microbics' revenues decreased 73%, or $37,834, to $13,894 for the six months ended March 31, 2000, from $51,728 for the same period in fiscal 1999 primarily as a result of a decrease in licenses revenue. Revenues for the six months ended March 31, 2000 consisted primarily of bio-remediation of hydro-carbons in contaminated soil for an oil company and sales of microbial blends for grease trap remediation.

     Selling, general and administrative ("SG&A") expenses decreased 7%, or $84,256, to $1,076,823 for the six months ended March 31, 2000, from $1,161,079 for the same period in fiscal 1999 primarily as a result of a reduction in consulting expenses. SG&A expenses for the six months ended March 31, 2000, consisted primarily of occupancy, payroll, accounting, legal, consulting, and public relations expenses.

     U.S. Microbics incurred a net loss of $1,061,547 and had negative cash flows from operations of $1,091,250 for the six months ended March 31, 2000 compared to a net loss of $1,118,516 and negative cash flows from operations of $885,204 for the six months ended March 31, 1999. Basic and diluted net loss per share was $.17 for the six months ended March 31, 2000 compared to $.35 for the six months ended March 31, 1999. The decrease was due to the increase in average shares outstanding of 6,205,704 for the six months ended March 31, 2000 compared to 3,220,511 for the corresponding six months ended March 31, 1999.

     Although U.S. Microbics believes revenues will increase during the last half of fiscal 2000, based on the current financial condition of U.S. Microbics, additional capital will be required in order for U.S. Microbics to maintain its ongoing operations. In order to continue implementing U.S. Microbics' strategic plan, U.S. Microbics is planning on raising up-to an additional $200,000 from private placements during the third and fourth quarters of fiscal 2000. The funds are targeted to expand the fermentation manufacturing operation and the staffing of sales subsidiaries. There can be no assurance that U.S. Microbics will be able to raise such capital on terms acceptable to U.S. Microbics, if at all. U.S. Microbics' failure to obtain adequate financing may jeopardize its existence. See "Liquidity and Capital Resources."

Environmental Reclamation, Inc. Joint Venture

     On March 27, 2000, U.S. Microbics entered into a letter of intent with Environmental Reclamation Inc., ("ERI") that provided that U.S. Microbics and ERI will establish a joint venture to engage in bioremediating contaminated properties, and operate soil recycling centers in one or more major U.S. cities. U.S. Microbics is to supply the bioremediation technology and ERI is to act as the contractor for bioremediation projects or as the operator for the soil recycling centers. It is expected that the definitive agreement will provide that:

     o U.S. Microbics and Sub-Surface Waste Management (SSWM), a wholly owned subsidiary engaged in the manufacturing and distribution of bioremediation products will

          (1) provide the BIO-RAPTOR(TM) and bioremediation technology, products and services;

          (2) support the use of the technology, products and services with technical support services;

          (3) leverage its business and political relationships to secure bioremediation contracts or clean-up opportunities; and

          (4) arrange financing to acquire the soil recycling centers and the development of its proprietary technology.

The soil recycling centers will be setup to process hydrocarbon, including MTBE, and pesticide contaminated soil, greenwaste, animal waste, kitchen grease, contaminated railroad ties and telephone poles, and other waste materials as dictated by local market conditions.

     o    ERI will be responsible for

          (1) managing and operating the Soil Recycling Centers, including interacting with various federal, state and local environmental authorities and private environmental companies involved in overseeing and administering clean-up efforts;

          (2) overseeing, managing and administering the clean-up of contaminated sites or properties remediated by the joint venture;

          (3) identifying, bidding and acquiring contracts for bio-remediation of contaminated sites/properties or other projects that have potential for profitable contribution to the joint venture; and

          (4) locating sites in various municipalities suitable for soil recycling centers.

LG Enterprises Joint Venture

     In December 1999, U.S. Microbics announced that it will establish and operate a jointly-owned company with LG Enterprises and Global Environmental Inc., that will engage in bioremediation businesses and initiatives, including acquiring and bioremediating contaminated properties, establishing and operating soil recycling centers in one or more major U.S. cities, licensing its technology in Mexico and establishing companies in Mexico to engage in bioremediation of Mexican properties.

     The agreement provides that:

     o    SSWM will:

          (1) provide the BIO-RAPTOR(TM) and bioremediation technology, products and services;

          (2) manage and operate the soil recycling centers including interacting with various federal, state and local environmental authorities and private environmental companies overseeing and administering clean-up efforts; and

          (3) oversee, manage and administer the clean-up of contaminated sites acquired by the joint venture.

     o Global Environmental, Inc. will identify and secure a variety of contaminated sites and properties that have the potential for commercially viable redevelopment.

     o LG Enterprises, an affiliate of LandGrant Corporation which is a full service real estate operating company headquartered in San Diego, California, will assist in the development of a number of projects containing contaminated soil that must be remediated. U.S. Microbics believes that LandGrant's financial expertise, developed through our financing of acquisition and construction projects, will benefit U.S. Microbics.

Liquidity and Capital Resources

     Cash and cash equivalents totaled $ 0.00 and $125,400 at March 31, 2000 and September 30, 1999, respectively. U.S. Microbics had net bank overdrafts of $25,300 as of March 31, 2000. Net cash used in operations was $1,091,250 for the six months ended March 31, 2000, compared to $885,204 for the comparable period in fiscal 1999.

     During the six months ended March 31, 2000, U.S. Microbics raised $939,350 net of placement fees, of approximately $35,400, from private placements of Series C preferred stock. As of March 31, 2000, U.S. Microbics has negative working capital of $554,814 as compared to negative working capital of $554,800 as of September 30, 1999. U.S. Microbics will need to continue to raise funds by various financing methods such as private placements to maintain its operations until such time as cash generated by operations is sufficient to meet its operating and capital requirements. There can be no assurance that U.S. Microbics will be able to raise such capital on terms acceptable to it, if at all.

     To date, U.S. Microbics has financed its operations principally through private placements of equity securities and debt. Subsequent to March 31, 2000, U.S. Microbics has raised approximately $245,250, net of placement fees. However, U.S. Microbics will have to raise an additional $100,000 either from the sale of equity securities, debt or operating revenues to continue its operations through June 30, 2000. U.S. Microbics anticipates that cash generated from anticipated private placements and projected revenues during the third and fourth quarters of fiscal 2000 will enable it to fulfill cash needs for fiscal 2000. However, there can be no assurance that any such private placements will be completed or that any such revenues will materialize, either of which could have a material adverse effect on U.S. Microbics.

     In January 2000, U.S. Microbics signed a term sheet with Swartz Private Equity, LLC of Atlanta, Georgia for up to a $35 million equity line. The term sheet calls for a private equity line for the purchase of Common Stock, subject to registration and certain other conditions and limited to a percentage of dollar trading volume. On January 27, 2000, U.S. Microbics issued a warrant to Swartz for the purchase of up to 250,000 shares of Common Stock in connection with the proposed equity line. Warrants for 100,000 shares of Common Stock will be exercisable upon the end of the final document review period, 75,000 shares will be exercisable upon the execution of the equity line documents, and 75,000 shares will be exercisable upon the earlier of (i) July 10, 2000 or (ii) the date on which the related registration is declared effective. Each warrant has an exercise price equal to $2.00 per share, subject to adjustment. On March 14, 2000, U.S. Microbics completed an Investment Agreement with Swartz for the equity line up to $35 million (the "Investment Agreement"). See "Investment Agreement."

     U.S. Microbics will need additional capital to continue its operations and will endeavor to raise funds through the sale of equity shares and revenues from operations. There can be no assurance that U.S. Microbics will obtain sufficient capital or generate revenues on acceptable terms, if at all. Failure to obtain such capital or generate such revenues would have an adverse impact on U.S. Microbics' financial position and results of operations and ability to continue as a going concern.

     Assuming U.S. Microbics raised projected capital during the last half of fiscal 2000, U.S. Microbics projects expenditures for plant and equipment of approximately $3,000,000 and research and development costs of less than $1,000,000. Research and development costs will be associated primarily with BIO-RAPTOR(TM) configuration for specific applications. U.S. Microbics also plans to increase its number of employees to approximately 40 by the end of fiscal year 2000.

     U.S. Microbics' operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including:

     o    the rate at which microbial products are shipped and generate profits;

     o the necessary level of sales and marketing activities for environmental products; and

     o the level of effort needed to develop additional distribution channels to the point of commercial viability.

     There can be no assurance that additional private or public financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to U.S. Microbics. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of U.S. Microbics' existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of U.S. Microbics. The failure of U.S. Microbics to successfully obtain additional future funding may jeopardize its ability to continue its business and operations.

                                    Business
Overview

     U.S. Microbics intends to build an environmental biotech company utilizing the proprietary microbial technology, bioremediation patents, knowledge, processes and unique microbial culture collection developed over 30 years by the late George M. Robinson and his daughter Mery C. Robinson (collectively, the "Microbial Technology"). U.S. Microbics creates and markets proprietary microbial technologies that provide natural solutions to many of today's environmental problems. U.S. Microbics' microbes or "bugs" can be used to break down various substances, including oil, diesel, fuel, arsenic, certain toxic waste, and certain water and soil contamination. U.S. Microbics intends to leverage the products, applications and customer contacts developed by the Robinsons to apply, develop, license and commercialize the Microbial Technology. U.S. Microbics believes that it can build the foundation for the international commercialization of its proprietary products based on the Microbial Technology for applications in the global environmental, manufacturing, agricultural and natural resource markets. Unlike certain other start-up companies that need to develop a product or technology and find a market and customers, U.S. Microbics already has advanced, proprietary technology, as well as products that have been utilized in various environmental and agricultural applications worldwide. U.S. Microbics is in the process of determining and obtaining the capital, personnel and manufacturing and distribution capacity necessary to commercialize the Microbial Technology.

     U.S. Microbics' initial objective is to establish itself as a leading provider of environmental technology and products to companies in the United States through the licensing of technology that meets governmental standards, is environmentally friendly, is easy to manufacture and apply and yields profit for its licensees. To achieve this objective, U.S. Microbics intends to focus its strategy on the following three elements:

     o licensing its bioremediation technology to high-volume end-users for hydrocarbon waste cleanup;

     o developing a manufacturing center for its proprietary microbial blends; and

     o licensing its technology to entities for use in specific vertical markets and territories, site clean-up and maintenance products, agricultural growth enhancement and aquaculture/mariculture applications.

     U.S. Microbics' achievement of its objectives is highly dependent, among other factors, on its ability to raise the necessary capital to build the production facility that will supply potential new customers and satisfy the potential demand from prior customers that previously utilized products based on the Microbial Technology. U.S. Microbics intends to raise additional working capital through the sale of shares of its Common Stock ("Common Stock") and preferred stock or debt and through potential licensing arrangements. There can be no assurance that U.S. Microbics will raise such capital on terms acceptable to it, if at all. U.S. Microbics' failure to obtain adequate financing may jeopardize its existence. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources."

Business Development

     U.S. Microbics was incorporated in the State of Colorado on December 7, 1984 under the name "Venture Funding Corporation" and has been engaged in a variety of operations since inception. U.S. Microbics amended its Articles of Incorporation in June 1993 to change its name to Global Venture Funding, Inc. U.S. Microbics amended its Articles of Incorporation in May 1998, changing its name to U.S. Microbics, Inc. and its stock trading symbol on the Over-The-Counter Bulletin Board to "BUGS." U.S. Microbics' fiscal year ends on September 30.

     U.S. Microbics has six wholly-owned subsidiaries:

     o    XyclonyX;

     o    West Coast Fermentation Center ("WCFC");

     o    Sub Surface Waste Management, Inc. ("SSWM");

     o Sol Tech Corporation, d.b.a. Wasteline Performance Corporation ("Sol Tech");

     o    Bio-Con Microbes ("Bio-Con"); and

     o    Applied Microbic Technologies, Inc. ("AMTI").

     WCFC's primary business is to cultivate microbial cultures that are to be sold to other subsidiaries of U.S. Microbics. SSWM's business is to assemble and sell BIO-RAPTOR(TM) and hydrocarbon treatment products using technology licensed from XyclonyX. Sol Tech and Bio-Con are companies formed to service the waste treatment and agriculture markets, respectively. AMTI intends to sell products to oil and gas operators that use microbial blends that are specially formulated for Microbially Enhanced Oil Recovery (MEOR). U.S. Microbics' strategy is to maintain the Microbial Technology formulas with the technology experts at XyclonyX, produce the microbe blends and formulations in its WCFC fermentation facility and utilize sales subsidiaries to sell and license the microbe solutions to targeted customers.

     U.S. Microbics intends to obtain private financing for additional equity to provide working capital for current overhead costs as well as to finance startup costs for its wholly-owned subsidiaries and to fund potential acquisitions.

Organizational Structure

     U.S. Microbics has developed an organizational structure of multiple corporations for the purpose of segmenting its operations into distinct units for proprietary microbe or "bug" production, research and development ("R&D"), licensing and patent protection and the intended sale and licensing of microbial products to specific market segments. As the public holding company, U.S. Microbics intends to coordinate the deployment of the Microbial Technology to its subsidiaries that in turn will license the technology and sell products to end users. Several of U.S. Microbics' subsidiaries utilize corporate names that have been used successfully by predecessor companies selling the Microbial Technology.

     U.S. Microbics and its subsidiaries are described more fully below:

U.S. Microbics, Inc.

     U.S. Microbics intends to profitably orchestrate the operations of its subsidiaries and to provide administrative functions at beneficial economies of scale. U.S. Microbics initially intends to acquire the capital needed to fund the production plant, to acquire the necessary personnel and facilities and to operate the individual subsidiaries. U.S. Microbics then intends to allocate its resources among the subsidiaries so that they can operate profitably within the organizational structure. Also, U.S. Microbics will provide to its subsidiaries public relations, accounting, legal, human resources, capital acquisition and merger and acquisition services.

XyclonyX

     XyclonyX intends to research, develop, formulate, protect, apply, acquire, license and transfer its technologies, consisting of patents, proprietary knowledge, products, processes and personnel, in the environmental, petrochemical, agriculture and waste treatment marketplaces. XyclonyX has developed a formulation for mass producing proprietary microbial blends in liquid and powder forms that U.S. Microbics believes is highly concentrated, cost effective and difficult to replicate.

West Coast Fermentation Center

     WCFC manufactures microbial blends by using fermentation technology, powder blending techniques and combinatorial liquifaction including microbial blends for the Remediline(TM), Wasteline(TM) and Bi-Agra(TM) product lines. WCFC intends to build a larger microbe laboratory, pilot plant and quality control center to meet projected production demands in fiscal year 2000 if additional funds are generated from sales and/or equity/debt funding.

Sub-Surface Waste Management, Inc.

     SSWM intends to license patented BIO-RAPTOR(TM) processes, hydrocarbon microbial blends (Remediline(TM)) and associated technical services to solve customer environmental problems within the United States. SSWM has delivered microbial blends to remove hydrocarbons from soil and has successfully demonstrated crude oil bioremediation at an oil refinery in Southern California. SSWM is working with environmental consultants, remediation contractors, and commercial developers to place the BIO-RAPTOR(TM) into commercial operation as either a transportable unit or as a fixed unit in a soil-recycling center. SSWM also has successfully demonstrated the BIO-RAPTOR(TM) in greenwaste and composting applications with typical processing times that will be substantially faster than processing using natural conversion. Sales to the soil recycling centers will be performed by in-house sales personnel in conjunction with third-party joint venture partners that are experienced in government relations and external project financing. SSWM also has developed a bioremediation training course for use by new licensees and BIO-RAPTOR(TM) users.

Sol Tech Corporation

     Sol Tech has delivered limited quantities of waste treatment and odor control products (Wasteline(TM)) to customers in the hospitality, energy generation, restaurant and assisted living markets. Sol Tech also has provided technical support services to customers in these markets. U.S. Microbics has submitted sales proposals for municipal waste treatment in California and Florida, prison system use in Texas, municipal solid waste treatment in Massachusetts and composting use in Central California. In addition, Sol Tech has developed a training course for customer support and training for new licensees of waste treatment and odor control products.

Bio-Con Microbes, Inc.

     Bio-Con has delivered limited quantities of Bi-Agra(TM) products to customers in the United States for agricultural uses, including animal manure remediation, greenwaste compost applications and bio-dynamic soil amendments for vineyards, and has provided related technical support services. Bio-Con intends to generate sales and support for customers with agricultural operations. In addition, Bio-Con will need to implement a customer support and training program as the number of new licensees and customers increases.

Applied Microbic Technology, Inc.

     AMTI intends to license customers in the United States to use microbial blends that are specially formulated for Microbially Enhanced Oil Recovery
(MEOR) and to provide related technical support services.

Product/Service Profile

     U.S. Microbics intends to license its patented technology, manufacture and sell its proprietary blends and educate and train customers concerning the proper use and application of its products. U.S. Microbics' major products and processes include the following:

     o    in-situ bioremediation of underground contaminants;

     o    surface enclosed and open bioremediation of contaminants;

     o    open-water-both fresh and marine-containment/treatment bioremediation;

     o    habitat restoration of environmentally "challenged" areas;

     o    increased agriculture/aquaculture and mariculture food production; and

     o    decreased water and fertilizer use in agricultural applications.

     In addition, the Microbial Technology and related products can be used in niche markets, such as agriculture, decorative water landscape maintenance and restaurant grease traps. With services and products covering a variety of potential applications, U.S. Microbics believes that it is positioned to offer customer-driven applications that are cost effective and beneficial to its future customers.

     The SSWM BIO-RAPTOR(TM) is a patented bioremediation shredder, sprayer and conveyor system for the cleanup of hydrocarbon contaminated soils. It treats soil contamination on-site, reducing costs, increasing material treatment surface area and aeration, reducing retention time, and lowering potential liability through on-site treatment and the elimination of risks relating to contaminant transportation and site downtime. The BIO-RAPTOR(TM) consists of the Microbial Application System(TM) (MAS) which is comprised of the sprayer, pump and activation system, and a separate shredder and conveyor system. The MAS can be adapted to existing shredder/conveyor systems of prospective customers.

     In addition to the above ground BIO-RAPTOR(TM) process, U.S. Microbics offers in-situ treatment for hydrocarbon reduction, a process that does not require soil excavation. The in-situ and BIO-RAPTOR(TM) processes for waste decomposition use non-genetically-engineered blends of naturally-occurring microbes, which are effective in hard-to-reach contaminated areas and/or environmentally sensitive locations.

     U.S. Microbics' blends and bioprocessing treatment systems also are available for agricultural yield enhancement, odor control, waste pretreatment and stabilization, sewer/drain preventive maintenance, and fly control for dairies and feedlots and feedlot waste cogeneration. U.S. Microbics also offers a drain maintenance and grease trap program for restaurants, hotels, resorts and the hospitality industry. With the current emphasis on water and resource conservation, another application involves algae control for decorative ponds and golf course lakes and the use of reclaimed water for site irrigation.

Customer Profile

     U.S. Microbics plans to license its technology and sell its products to customers that previously utilized the Microbial Technology in the bioremediation, agricultural and waste treatment industries. U.S. Microbics believes that many customers require natural solutions for "better-faster-cheaper" waste treatment, increased food production and lower water and natural resource consumption. U.S. Microbics further believes that future customers could include contractors, insurance companies, petrochemical manufactures, land fill operators, farmers, nurseries, food processors, restaurants, municipalities, state and federal governments, golf courses, water districts, fisheries, banks and financial institutions.

     U.S. Microbics has shipped, through May 31, 2000, products to customers in diverse industries such as hospitality--restaurant and hotel; wine--vineyard growth; oil refinery--crude oil bioremediation; and assisted living--odor control.

Technology Overview

     Product Lines. U.S. Microbics currently has four product lines that are defined in the following table:

     Product Line                   Description of Typical Use
     ------------                   --------------------------

     BIO-RAPTOR(TM)        BIO-RAPTOR(TM) and Microbial Application
                           System(TM)
     Wasteline(TM)         Anaerobic and Aerobic Waste Treatment Products
     Remediline(TM)        Hydrocarbon Treatment Products
     Bi-Agra(TM)           Agricultural, Aquaculture and Mariculture
                           Treatment Products, Biological Pesticides, Bio-
                           Dynamic Products

     Patents. The process patents to be licensed by XyclonyX include the following: decontamination of hydrocarbon contaminated soil--U.S. patent #5,039,415; and oil contamination clean up by use of microbes and air--U.S. patent 5,334,533. XyclonyX also owns the Australian patent #652103 entitled "Decomposition of Hydrocarbon Contaminated Soil."

     Culture Collection. U.S. Microbics, through XyclonyX, has the rights to use a culture collection developed by George M. Robinson and Mery C. Robinson during the past 30 years. The proprietary culture collection consists of 30 microbes that are combined into unique consortiums to solve particular environmental problems, increase agricultural production, reduce water consumption or increase oil production. The unique collection of microbes and the specific combinations of bacteria comprise the products to be manufactured by WCFC.

     Research and Technical Notes. The research and technical notes of George M. Robinson consist of 30 years of theoretical and empirical research leading to the successful formulae for microbe separation, ultra-high yield fermentation, consortium formulations for specific problem solving tasks, long term storage of microorganism and completion of field-successful applications.

     Research and Development. During each of the last two fiscal years, U.S. Microbics has incurred minimal R&D expenditures relating to its activities for microbial blends and associated processes.

Market Segments Targeted

     U.S. Microbics has identified the following nine market segments in which its product lines have been sold successfully by predecessor companies. U.S. Microbics and its subsidiaries plan to sell products to the same market segments.

--------------------------------------------------------------------------------
                                           Product Line Series Designation
--------------------------------------------------------------------------------
Market           Description           BIO-    Remediline   Wasteline     Bi-
                                      RAPTOR      (TM)         (TM)     Agra(TM)
                                       (TM)
--------------------------------------------------------------------------------
Commercial -     Retail Customer                    X           X          X
                 Outlets
--------------------------------------------------------------------------------
Commercial -     Wholesale to                       X           X          X
                 Commercial
                 Accounts
--------------------------------------------------------------------------------
Industrial       Industrial              X          X           X          X
                 Accounts
--------------------------------------------------------------------------------
Municipal        City, State and         X          X           X          X
                 Federal
                 Governments
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Agricultural     Food/Non-Food           X          X           X          X
                 Growers
--------------------------------------------------------------------------------
Manufacturing    Food Processors,                   X           X          X
                 Lumber, Textile
--------------------------------------------------------------------------------
Military         Armed Services          X          X           X          X
--------------------------------------------------------------------------------
Healthcare       Hospitals,                         X           X          X
                 Clinics, Surgi-
                 centers
--------------------------------------------------------------------------------
Energy           Oil & Gas               X          X           X          X
                 Operators
--------------------------------------------------------------------------------

Human Resources

     As of June 23, 2000, U.S. Microbics had 13 full-time employees and 10 full-time and part-time consultants, for a combined total of 23 employees and consultants. U.S. Microbics' personnel are employed as follows: 4 in administrative functions; 12 in production support and manufacturing; 2 in promotion; and 5 in sales. During fiscal year 2000, U.S. Microbics intends to hire additional consultants and employees in the areas of manufacturing, administration, sales and marketing, and customer support. In particular, Microbics must recruit qualified personnel for key positions in its microbial manufacturing and sales operations, including qualified personnel for product management, quality control functions, web design and maintenance, and experienced sales consultants. U.S. Microbics' failure to effectively recruit, hire, train and manage qualified personnel could have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors-Our success depends in large part on our ability to attract and retain key employees and management."

Technical Advisory Group

     XyclonyX has assembled the following team of technical advisors to assist with its operations:

     o Kary Mullis, Ph.D.-Nobel Laureate, inventor/biochemist, recognized expert of the PCR (Polymerase Chain Reaction) technology;

     o Robert B. "Jones" Grubbs, Ph.D.-bioaugmentation expert and President and CEO of Solmar Corporation, a leading marketer of biologicals to municipalities and industry located in Vista, California;

     o Zak Hassanian, Ph.D.-recognized expert in industrial-scale biological fermentation, manufacturing and production and President and CEO of Prima Pharma, a pharmaceutical biotechnology reagent company;

     o Dominic Colasito, Ph.D.-microbiologist and co-patent holder of BIO-RAPTOR(TM) with extensive fermentation and field application experience; and

     o Jack Smith-co-patent holder of BIO-RAPTOR(TM) with extensive field experience in microbial bioremediation for various applications including agricultural use.

Sales and Marketing

     Marketing and Licensing

     U.S. Microbics believes that it is well positioned to exploit numerous market opportunities through a controlled licensing and microbial production program. This program will allow U.S. Microbics to direct resources to research and marketing rather than to heavy equipment manufacturing.

     Marketing Plan

     U.S. Microbics' marketing plan employs several strategies:

     Direct Sales by U.S. Microbics' Employees. U.S. Microbics' marketing personnel have identified, contacted and shipped products to U.S.-based companies in the oil refining, waste treatment, hospitality, wine and agricultural industries. U.S. Microbics sells a technology-licensing package to interested companies, using exclusive and non- exclusive agreements depending upon the technology and geographic area licensed.

     Independent Distributors. Independent distributors specialize in specific vertical markets where products based on the Microbial Technology augment existing distributed products. As an additional revenue source, U.S. Microbics will distribute the products based on the Microbial Technology under territory licenses and sell them at wholesale to distributors.

     Internet Commerce. U.S. Microbics currently uses the Internet for distributing information about its products and application results. U.S. Microbics currently plans to offer certain products via the Internet directly to end-users and consumers in fiscal year 2000.

     Other. U.S. Microbics intends to engage in direct advertising, professional conference participation and humanitarian support of environmentally responsible projects. U.S. Microbics has placed advertising in various trade publications and has participated in Brownfield conferences, and was a co-sponsor of the In situ and Onsite Bioremediation Symposium in 1999. In addition, U.S. Microbics' products have been showcased in Waste Treatment Technology News, Landscape Contractor Magazine, San Diego Business Journal and the San Diego Daily Transcript.

     Market Opportunities

     U.S. Microbics plans to build sales both geographically and along product lines through two strategies. First, U.S. Microbics plans to generate sales of its proposed products and services based on the Microbial Technology in as many countries and product lines as possible. Second, U.S. Microbics intends to develop additional technologies based on its existing technology and market such technologies to existing and new customers.

     Key Benefits

     U.S. Microbics intends to provide profitable niche opportunities for various companies in the bioremediation, petroleum production, hazardous/toxic waste reduction, municipal waste, landfill mitigation, agricultural and aqua/mariculture markets. U.S. Microbics believes that the key benefits of its products and services based on the Microbial Technology include:

     o proprietary mass production techniques that can be used in third world countries;

     o    high "bug density count" offering efficient products;

     o    unique microbial cultures developed over multiple years;

     o    utilization of naturally occurring bacteria;

     o environmentally friendly products and services that meet governmental standards and are easy to apply;

     o    efficient results at affordable prices;

     o    ease of shipment using regular carriers;

     o    potential for on-site growth of products for special applications;

     o    applications of products by low skilled workers; and

     o    protected market opportunities through patent protection.

     U.S. Microbics believes that the foregoing benefits affect significantly replacement, retrofit and new applications in its identified markets. In addition, if new applications in prospective markets become economically feasible, then U.S. Microbics will offer these applications to companies that wish to exploit such opportunities. U.S. Microbics believes that the products and services based on the Microbial Technology, when licensed and offered by U.S. Microbics, will combine well with recent technological developments that have focused on micro-miniaturization, low energy/high efficiency requirements and environmentally friendly and high profit relationships.

Strategic Alliances

     On March 27, 2000, U.S. Microbics entered into a letter of intent with Environmental Reclamation Inc., ("ERI") that provided that U.S. Microbics and ERI will establish a joint venture to engage in bioremediating contaminated properties, and operate soil recycling centers in one or more major U.S. cities. U.S. Microbics is to supply the bioremediation technology and ERI is to act as the contractor for bioremediation projects or as the operator for the soil recycling centers. The soil recycling centers will be set up to process hydrocarbon, including MTBE, and pesticide contaminated soil, greenwaste, animal waste, kitchen grease, contaminated railroad ties and telephone poles, and other waste materials as dictated by local market conditions.

     In addition, during the first quarter of fiscal year 2000, U.S. Microbics announced that it will enter into a series of joint ventures with LG Enterprises to engage in a number of bioremediation businesses and initiatives. U.S. Microbics also announced a strategic alliance with Manufacturers Direct Services, a marketing and distribution company, which will assist U.S. Microbics in marketing its products to new customers. U.S. Microbics also has signed a letter of intent with Commercial Foody's Ltda. for distribution of its Wasteline(TM) products in Chile. U.S. Microbics believes that these alliances may provide endorsements for the Microbial Technology, technical validation and measurement of its applications and financial rewards for the involved parties in terms of licenses and technology exploitation.

Endorsements

     U.S. Microbics is engaged in educational and advocacy-building activities that it believes will lead to professional, educational, business, environmental and utility-provider endorsements. U.S. Microbics believes that these entities will endorse its products and services as they are further introduced to the merits of the Microbial Technology under development, its wide application potential and related environmental and energy production enhancement and cost savings.

Predecessor Companies Customer Base

     The predecessor companies of Bio-Con, AMTI and SSWM had customers in the agricultural, aquaculture, municipal, financial, energy, military and commercial market segments. U.S. Microbics intends to pursue orders from these customers.

Manufacturing

     U.S. Microbics opened its new facility for the production of microbial blends in September 1998 and commenced shipments and inventory buildup in December 1999. During fiscal year 1999, U.S. Microbics expanded its manufacturing capacity to supply the potential demand for its products at its leased facility located in Carlsbad, California. U.S. Microbics also shipped products for waste treatment, odor control, bioremediation and agricultural use during fiscal year 1999.

     U.S. Microbics may continue third-party outsourcing arrangements for the manufacture and supply of certain products and/or components to augment its internal manufacturing capacity. U.S. Microbics currently performs fermentation, blending, packaging and shipping activities at its Carlsbad facility. U.S. Microbics' development of its internal manufacturing capacity depends in large part on its ability to raise sufficient capital for this purpose. There can be no assurance, however, that U.S. Microbics will raise sufficient capital or that it will develop adequate manufacturing capacity, the failure of either of which could have a material adverse effect on U.S. Microbics' business, financial condition and results of operations.

Licenses

     XyclonyX has granted exclusive marketing licenses to its sister subsidiaries for use of the Microbial Technology in the United States. These licenses were granted to Bio-Con-agriculture and aqua/mariculture, SSWM (BIO-RAPTOR(TM)), and Sol Tech -- sewage treatment. A U.S. manufacturing license was granted to WCFC. The MEOR technology was licensed to AMTI during fiscal year 1999.

Environmental Matters

     U.S. Microbics believes that its operations currently comply in all material respects, with applicable federal, state and local laws, rules, regulations and ordinances regarding the discharge of materials into the environment. U.S. Microbics does not believe that maintaining such compliance will have a material impact on its capital expenditures, future earnings and competitive position. No material capital expenditures for environmental control facilities presently are planned. Although the environmental technology opportunities are numerous and U.S. Microbics has shipped products and has licensed its technology, the ability to finance, build and profitably manufacture the microbial blends has not yet been achieved. U.S. Microbics' failure to operate such a plant in a profitable manner could materially affect the financial results and the amount of capital required to operate the business in the future.

Government Approvals

     U.S. Microbics is not aware of any additional government approvals that are needed for its products or services other than permits associated with the use of the BIO-RAPTOR(TM) on a specific site. These permits may include a conditional use permit, to compost or treat contaminated soil, and permits for water usage, air quality, and toxic substances to be treated. The lead-time for permits can vary from several weeks to a year or more depending on site-specific circumstances. These lead times may prevent U.S. Microbics from delivering BIO-RAPTOR(TM) on a timely basis for specific site applications including soil recycling centers and/or transportable BIO-RAPTOR(TM) applications.

Property

     Since September 1998, U.S. Microbics has occupied 22,000 square feet of manufacturing and administration office space in the Carlsbad Research Center in Carlsbad, California. U.S. Microbics has a five-year lease commitment with a five-year option and right of first refusal on adjacent space. U.S. Microbics believes that this facility should provide adequate space for the next three years, at which time one or more of the subsidiaries may have to relocate to other space.

Legal Proceedings

     In March 1999, U.S. Microbics was served with a shareholder derivative lawsuit titled Merriam v. U.S. Microbics, et. al, Marin County Superior Court, Case No. 991288. This lawsuit alleges, among other things, that certain stock was improperly issued to the President of U.S. Microbics and to certain consultants for services. U.S. Microbics formed a special independent committee of the Board of Directors to investigate these claims. U.S. Microbics has engaged outside legal counsel to represent it in this matter and intends to vigorously defend this action. Although management believes the lawsuit to be without merit, an unfavorable ruling would have a material adverse impact on U.S. Microbics' financial position and results of operations.

     On December 16, 1999, Extec USA, Inc. filed a lawsuit against U.S. Microbics in the Riverside County Superior Court, Case No. 336732. This lawsuit asserts that U.S. Microbics failed to pay the full purchase price for certain shredding equipment. U.S. Microbics has reached an out of court settlement with Extec USA to increase the deposit on the equipment by $30,000.

     On December 17, 1999, Red Mountain Pacific, LLC filed a lawsuit against U.S. Microbics in the San Diego County Superior Court, Case No. N002193. This lawsuit asserts that U.S. Microbics failed to pay the full rental price for certain equipment. U.S. Microbics has fulfilled its obligation under this agreement.

                                   Management

     The directors and executive officers of U.S. Microbics and their ages at June 30, 2000 are as follows:

     Name                 Age    Position
     ----                 ---    --------

     Robert C. Brehm      52     President, Chief Executive Officer and Chairman
                                    of the Board
     Mery C. Robinson     49     Chief Operating Officer, Secretary and Director
     Roger K. Knight      76     Vice President, Director
     Conrad Nagel         59     Chief Financial Officer
     Steven C. Hopkins    57     Director
     Robert Key           54     Director


     The Bylaws of U.S. Microbics provide for a minimum of three directors and a maximum of 11. Each director of U.S. Microbics holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. Each executive officer holds office at the pleasure of the board of directors of U.S. Microbics ("Board of Directors") and until his or her successor has been elected and qualified. A brief background of each Director and Executive Officer is provided below:

     Robert C. Brehm has served as U.S. Microbics' Chief Executive Officer, President and Chairman of the Board since July 1997. He also served as its Vice President from November 1996 to January 1997 and as a consultant to U.S. Microbics through Robert C. Brehm Consulting, Inc, an investment banking, investor relations and strategic planning company. From July 1994 through the present, Mr. Brehm has served as the President of Robert C. Brehm Consulting, Inc. From 1991 to 1994, he was the President of Specialty Financing International, Inc., a finance procurement company. Mr. Brehm has owned computer hardware, software, finance and consulting companies. Mr. Brehm has a double engineering degree in electrical engineering and computer science and an MBA in Finance and Accounting from U.C. Berkeley.

     Mery C. Robinson has served as a Director of U.S. Microbics since September 1997 and Executive Vice President and Secretary since September 1997. Ms. Robinson was appointed Chief Operating Officer on October 1, 1998. Ms. Robinson is the founder of XyclonyX and has served as its President and Chief Executive Officer since August 1997. Ms. Robinson was the President of predecessor corporation Sub-Surface Waste Management from 1992 to 1995 and President of Omega Resources Management from 1995 to 1997. From 1986 to 1992, she served as the Vice President of Finance and Administration of Westside Telephone Systems in Santa Monica, California, a telephone interconnect service and equipment sales company. Ms. Robinson has held various other positions in operating and start up high-tech engineering and biotech companies. She received her BS in Journalism from California Polytechnic State University, San Luis Obispo, a Masters of Science in Environmental Science/Engineering from California State University, Dominguez Hills, and has attended the NFWBO-sponsored/Wharton Graduate School of Business/Entrepreneurial Mini-MBA program.

     Roger K. Knight has served as a Director of U.S. Microbics since February 1990 and Vice President-Business Development since July 1997. Mr. Knight has significant experience in identifying business candidates for acquisitions, and served as U.S. Microbics' President from January 1995 through October 1996. Mr. Knight retired from the U.S. Navy as a Captain in July 1965, and has been involved in retail operations since the mid-1970s.

     Conrad Nagel has served as U.S. Microbics' Chief Financial Officer since July 1998. Mr. Nagel was previously hired as the Chief Financial Officer of Global Venture Funding, Inc. in April 1997, and served U.S. Microbics as a consultant from September 15, 1997 through June 1998. Mr. Nagel has an MS degree in Accounting, Kansas University (1964), a BS degree in Business, University of Kansas (1963) and a CPA since 1966. Mr. Nagel has been associated with SEC work, auditing, and finance operations for the past 30 years including Audit Manager for Touche Ross (now Deloitte & Touche), Vice President of Finance - Decision Incorporated, Internal Audit Manager for Kaiser Aetna, CFO for Calusa Financial Medical, Inc., Vice President of Finance for Medical Capital Corporation and over fifteen years CPA practice specializing in taxation and SEC work.

     Stephen C. Hopkins has served as a Director of U.S. Microbics since July 1998. Mr. Hopkins is the President of Hopkins Real Estate Group, Inc., a commercial real estate development company located in Newport Beach, California. Founded in 1972, Mr. Hopkins' company specializes in the acquisition and development of shopping centers in urban landfill and redevelopment areas. He received his BA in Public Service from the University of California, Los Angeles in 1964.

     Robert H. Key is Chairman and Chief Executive Officer of Arivest Corporation, a real estate investment and development firm, located in Phoenix, Arizona. Arivest Corporation is the parent corporation of Corporate Realty Advisors, Inc., a commercial real estate brokerage firm. Mr. Key joined Arivest Corporation as president upon its formation in April, 1979. He holds a Bachelor of Science degree from Arizona State University, Tempe, Arizona, (1972) with a major in Business Administration. Mr. Key has been a general partner, real estate broker, consultant or developer of a large number of commercial real estate projects. Robert H. Key began serving as a Director of U.S. Microbics on July 18, 1999.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires U.S. Microbics' executive officers, directors and persons who beneficially own more than 10% of U.S. Microbics' Common Stock to file reports of their beneficial ownership and changes in ownership-Forms 3, 4 and 5, and any amendment thereto-with the SEC. U.S. Microbics believes, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required, that its officers, directors and greater than ten percent (10%) shareholders complied with all applicable Section 16(a) filing requirements, except for: (i) one Form 4 and one Form 5 filed late by Robert C. Brehm, the President, Chief Executive Officer and Chairman of the Board of U.S. Microbics; (ii) one Form 4 and one Form 5 filed late by Mery C. Robinson, the Chief Operating Officer, Secretary and Director of U.S. Microbics; (iii) one Form 4 of U.S. Microbics and one Form 5 filed late by Roger K. Knight, the Vice

President and Director of U.S. Microbics; (iv) one Form 4 of U.S. Microbics and one Form 5 filed late by Conrad Nagel, Chief Financial Officer of U.S. Microbics; (v) one Form 4 and one Form 5 filed late by Steven C. Hopkins, a Director of U.S. Microbics and (vi) one Form 3 and one form 5 filed late by Robert H. Key, a Director of U.S. Microbics. U.S. Microbics has filed all delinquent Forms 3, 4 and 5.

Executive Compensation

     Summary of Compensation

     The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended September 30, 1999, 1998 and 1997. The named executive officers (the "Named Executive Officers") are U.S. Microbics' Chief Executive Officer, regardless of compensation level, and the other executive officers of U.S. Microbics who each received in excess of $100,000 in total annual salary and bonus for fiscal year 1999. Compensation is shown in the following table:


                                          Summary Compensation Table


                                        Annual Compensation                    Long-Term Compensation
                                     -------------------------   --------------------------------------------------
                                                                                Awards                   Payouts
                                                                 -----------------------------------   ------------
                                                                                       Securities
  Name and Principal                              Other Annual   Restricted Stock     Underlying        All Other
       Position        Fiscal Year   Salary ($)   Compensation      Awards ($)      Options/SARs (#)   Compensation
       --------        -----------   ----------   ------------      ----------      ----------------   ------------

Robert C. Brehm(1)        1999       191,166           --                             1,500,000             --
     President            1998       75,675            --           90,000(3)           550,000             --
                          1997       15,000            --             --                125,000             --

Mery C. Robinson(2)       1999       191,231           --                             1,500,000             --
     Chief Operating      1998       55,000            --           80,000(4)           550,000             --
     Officer              1997         --              --             --                   --               --

----------


(1)  Mr. Brehm's employment with U.S. Microbics commenced in July 1997.

(2)  Ms. Robinson's employment with U.S. Microbics commenced in September 1997.

(3) During fiscal year 1998, Mr. Brehm received the following shares as bonus compensation: 2,000 shares of Series D Preferred Stock valued at $5.00 per share in October 1997, 7,000 shares of Series D Preferred Stock valued at $10.00 per share in November 1997, and 500 shares of Series D Preferred Stock valued at $20.00 per share in May 1998. Pursuant to an employment contract dated October 1, 1998, Mr. Brehm received options to purchase 1,000,000 shares of Common Stock; as of April 30, 2000, 300,000 shares have vested at a total value of $363,000.

(4) During fiscal year 1998, Ms. Robinson received the following shares as bonus compensation: 7,000 shares of Series D Preferred Stock valued at $10.00 per share in November 1997, and 500 shares of Series D Preferred Stock valued at $20.00 per share in May 1998. In addition, on October 19, 1998, the Board of Directors authorized the issuance of an additional 5,000 shares of Series D Preferred Stock to Ms. Robinson as compensation. Pursuant to an employment contract dated October 1, 1998, Ms. Robinson received options to purchase 1,000,000 shares of Common Stock; as of April 30, 2000, 300,000 shares have vested at a total value of $363,000.

     Stock Option Grants

     The following table shows all individual grants of stock options to the Named Executive Officers during the fiscal year ended September 30, 1999.

                      Option/SAR Grants in Last Fiscal Year

                    Number of    Percent of Total
                    Securities     Options/SARs
                    Underlying      Granted to
                   Options/SARs    Employees in     Exercise or Base  Expiration
    Name            Granted (#)     Fiscal Year       Price ($/SH)       Date
    ----            -----------     -----------       ------------       ----

Robert C. Brehm     500,000(1)         31.2%              1.00         10/19/03

                   1,000,000(2)        15.6%              1.25         10/01/03
Mery C. Robinson    500,000(1)         31.2%              1.00         10/19/03
                   1,000,000(2)        15.6%              1.25         10/01/03

-------------------

(1)  These options are completely vested and may be exercised at any time.

(2) These options vest over a period of 60 months. If a specified corporate transaction such as a dissolution, merger or other reorganization of U.S. Microbics in which more than 50% of U.S. Microbics' stock is exchanged, vesting on such options shall be accelerated unless the surviving corporation assumes the options outstanding, substitutes similar rights for outstanding options or the options shall continue.

       Option Exercises in Last Fiscal Year and Fiscal-End Option Values

     Set forth below is information with respect to exercises of stock options by the Named Executive Officers during the fiscal year ended September 30, 1999, and the fiscal year-end value of all unexercised stock options held by such persons.


             Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                 Number of Securities Underlying
                                                          Unexercised               Value of Unexercised,
                                                        Options Held at            In-the-Money Options at
                                                        Fiscal Year-End#            Fiscal Year-End ($)(1)
                                                 -------------------------------  ---------------------------
                       Shares
                    Acquired on       Value
     Name           Exercise (#)   Realized ($)   Exercisable   Unexercisable     Exercisable   Unexercisable
     ----           ------------   ------------   -----------   -------------     -----------   -------------

Robert C. Brehm        --             --           1,275,000       900,000        $1,100,000      $1,575,000
Mery C. Robinson       --             --           1,150,000       900,000         $850,000       $1,575,000
----------

(1) Based on the closing price of $3.00 for the shares of Common Stock of U.S. Microbics traded on the OTC Bulletin Board as of September 30, 1999.

Employment and Consulting Agreements

     Effective October 1, 1998, U.S. Microbics entered into an employment agreement with Robert C. Brehm, U.S. Microbics' President and Chief Executive Officer. Mr. Brehm's employment agreement provides for a term of five years, an initial annual base salary of $180,000, salary increases of $30,000 per annum and discretionary incentive bonuses. Pursuant to the employment agreement, U.S. Microbics granted to Mr. Brehm stock options covering 1,000,000 shares of Common Stock exercisable at $1.25 per share. These stock options will vest in ten equal installments of 100,000 shares commencing on April 1, 1999 and on the first day of each six-month period thereafter. If the ownership or control of U.S. Microbics is changed with respect to over 30% of the issued and outstanding shares of Common Stock, Mr. Brehm will have the right to exercise 100% of his unvested stock options. All unvested stock options are subject to cancellation by U.S. Microbics if Mr. Brehm's employment with U.S. Microbics is terminated at any time prior to the term of the employment agreement.

     Effective October 1, 1998, U.S. Microbics entered into an employment agreement with Mery C. Robinson, its Chief Operating Officer. Ms. Robinson's employment agreement provides for a term of five years, an initial annual base salary of $180,000, salary increases of $30,000 per annum and discretionary incentive bonuses. Pursuant to the employment agreement, U.S. Microbics granted to Ms. Robinson stock options covering 1,000,000 shares of Common Stock exercisable at $1.25 per share. These stock options will vest in ten equal installments of 100,000 shares commencing on April 1, 1999 and on the first day of each six-month period thereafter. If the ownership or control of U.S. Microbics is changed with respect to over 30% of the issued and outstanding shares of Common Stock, Ms. Robinson will have the right to exercise 100% of her unvested stock options. All unvested stock options are subject to cancellation by U.S. Microbics if Ms. Robinson's employment with U.S. Microbics is terminated at any time prior to the term of the employment agreement.

     U.S. Microbics has entered into consulting agreements for various services, including public relations, marketing, technology transfer and engineering services. U.S. Microbics typically has compensated its consultants through stock options and share issuances.

Compensation of Directors

     Members of the Board of Directors are not compensated for serving as directors of U.S. Microbics.

                             Principal Shareholders

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June 23, 2000 by (i) each person who is known by U.S. Microbics to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director of U.S. Microbics, (iii) each of the Chief Executive Officer and the four (4) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the "Named Executive Officers") and (iv) all directors and executive officers of U.S. Microbics as a group. Unless otherwise indicated below, to the knowledge of U.S. Microbics, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable community property laws, and, unless otherwise stated, their address is 5922-B Farnsworth Court, Carlsbad, California 92008.

Name and Address of Beneficial Owner      Number of Shares(1)    Percent
------------------------------------      -------------------    -------

Robert C. Brehm                              3,283,612 (2)       32.28%
President, Chief Executive Officer and
Chairman of the Board

Mery C. Robinson                             3,175,000 (3)       30.55%
Chief Operating Officer,
Secretary and Director

Stephen Hopkins                                800,000 (4)        8.56%
Director

Roger K. Knight                                634,575 (5)        7.30%
Director

Conrad Nagel                                   252,860 (6)         2.91%
Chief Financial Officer

Robert Key                                      64,000             0.74%
Director

All Officers and Directors                   8,160,047 (7)        62.59%
as a group (6 persons)

Other 5% Shareholders:

Name and Address of Beneficial Owner        Number of Shares(1)   Percent
------------------------------------        -------------------   -------

Scott Sabins                                   761,667 (8)         8.48%
514 Avenida La Costa
San Clemente, CA 92672

John Feighner                                  500,000 (9)         5.53%
P.O. Box 1875
Rancho Santa Fe, CA 92067
----------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of June 23, 2000, are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person.

(2) Includes: (i) 250,000 shares of Common Stock owned by Robert C. Brehm Consulting, Inc., of which Robert C. Brehm is the President; and (ii) 1,475,000 shares of Common Stock issuable under stock options exercisable within 60 days of June 23, 2000.

(3) Includes: (i) 5,000 shares of Series D Preferred Stock convertible into 500,000 shares of Common Stock; and (ii) 1,350,000 shares of Common Stock issuable under stock options exercisable within 60 days of June 23, 2000.

(4) Includes: (i) 6,000 shares of Series C Preferred Stock convertible into 600,000 shares of Common Stock; and (ii) 300,000 shares of Common Stock issuable under stock options exercisable within 60 days of June 23, 2000.

(5) Includes: (i) 665 shares of Series B Preferred Stock convertible into 3,325 shares of Common Stock; (ii) 1,250 shares of Common Stock owned by First Venture Group Inc., an affiliated company of Roger K. Knight; and (iii) 150,000 shares of Common Stock issuable under stock options exercisable within 60 days of June 23, 2000.

(6) Includes (i) 119 shares of Series II Preferred Stock convertible into 1,190 shares of Common Stock; (ii) 214 shares of Series B Preferred Stock convertible into 1,070 shares of Common Stock owned by Kathrina B. Nagel, wife of Conrad Nagel; (iii) 600 shares of Common Stock owned by Kathrina B. Nagel; and (iv) and 150,000 shares of Common Stock issuable under stock options exercisable within 60 days of June 23, 2000.

(7) Includes 4,495,585 shares of Common Stock issuable under stock options, warrants or convertible securities held by directors and executive officers exercisable or convertible within 60 days of June 23, 2000.

(8) Consists of (i) 6,250 shares of Series C Preferred Stock convertible into 625,000 shares of Common Stock and (ii) 166,667 shares of Common Stock issuable under stock options exercisable within 60 days of June 23, 2000.

(9) Consists of 5,000 shares of Series C Preferred stock convertible into 500,000 shares of Common Stock.

                              Selling Shareholders

     The following table provides certain information with respect to the selling shareholders' beneficial ownership of Common Stock as of May 19, 2000, and as adjusted to give effect to the sale of all of the shares offered hereby. None of the selling shareholders currently is an affiliate of U.S. Microbics, and none of them has had a material relationship with U.S. Microbics during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.


                                                                           Number of Shares
                                                                      Beneficially Owned After
                                                                             Offering(2)
                                Number of Shares                       ----------------------
                               Beneficially Owned   Number of Shares   Number of
         Name                   Before Offering      Being Offered      Shares     Percentage
         ----                   ---------------      -------------      ------     ----------
Brobeck Phleger & Harrison LLP     94,921                94,921            0           0
Swartz Private Equity, LLC        250,000          Up to 20,000,000(1)     0           0
----------

(1) Represents the maximum number of shares of Common Stock that U.S. Microbics may sell to Swartz pursuant to the Investment Agreement and upon the exercise by Swartz of options issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of U.S. Microbics outstanding Common Stock at any time.

(2) Assumes that all shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

                              Investment Agreement

     On March 14, 2000, U.S. Microbics entered into an amended and restated Investment Agreement with Swartz. The amended and restated Investment Agreement entitles U.S. Microbics to issue and sell its Common Stock to Swartz for up to an aggregate of $35 million from time to time during the three-year period ending on March 14, 2003. Each election by U.S. Microbics to sell stock to Swartz is referred to as a put right.

     Put rights. In order to invoke a put right, U.S. Microbics must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. U.S. Microbics must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date on which U.S. Microbics intends to exercise a particular put right, and U.S. Microbics must indicate the maximum number of shares of Common Stock that U.S. Microbics intends to sell to Swartz. At its option, U.S. Microbics may also designate a maximum dollar amount of Common Stock that it will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price for a given put, if U.S. Microbics chooses to designate one, may not exceed 85% of the closing bid price of its Common Stock on the date on which U.S. Microbics gives Swartz advance notice of its exercise of a put right. The number of the common shares sold to Swartz may not exceed the lesser of 15% of the aggregate daily reported trading volume during a period that begins on the business day immediately following the day U.S. Microbics exercises the put right and ends on and includes the day that is 20 business days after the date U.S. Microbics exercises the put right, or 9.99% of the total number of shares of Common Stock that would be outstanding upon completion of the put.

     For each share of Common Stock, Swartz will pay U.S. Microbics the lesser of:

     o    the market price for such share, minus $.10, or
     o    92% of the market price for the share;

provided, however, that Swartz may not pay U.S. Microbics less than the designated minimum per share price, if any, that U.S. Microbics indicates in its notice.

     Market price is defined as the lowest closing bid price for the Common Stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day U.S. Microbics exercises the put right.

     Warrants. Within five business days after the end of each pricing period, U.S. Microbics is required to issue and deliver to Swartz a warrant to purchase a number of shares of Common Stock equal to 15% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which U.S. Microbics exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of Common Stock with respect to any particular put for which, between the date U.S. Microbics gives advance notice of an intended put and the date the particular put closes, U.S. Microbics has:

     o    announced or implemented a stock split or combination of its Common
          Stock;
     o    paid a common stock dividend;
     o made a distribution of all or any portion of its assets or evidences of indebtedness to the holders of its Common Stock; or
     o consummated a major transaction, such as a sale of all or substantially all of its assets or a merger or tender or exchange offer that results in a change of control of U.S. Microbics.

     Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of U.S. Microbics' Common Stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

     Cancellation of Puts. U.S. Microbics must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

     o U.S. Microbics discovers an undisclosed material fact relevant to Swartz's investment decision;

     o the registration statement registering resales of the common shares becomes ineffective; or

     o    U.S. Microbics' shares are delisted from the then primary exchange.

     If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

     Shareholder Approval. Under the Investment Agreement, U.S. Microbics may sell Swartz a number of shares that is more than 20% of its shares outstanding on the date of this prospectus. If U.S. Microbics becomes listed on The Nasdaq Small Cap Market or Nasdaq National Market, U.S. Microbics may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As U.S. Microbics is currently a Bulletin Board company, it does not need shareholder approval.

     Termination of Investment Agreement. U.S. Microbics may terminate its right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate. However, any such termination will not affect any other rights or obligations U.S. Microbics has concerning the Investment Agreement or any related agreement.

     Restrictive Covenants. During the term of the Investment Agreement and for a period of ninety (90) days after the Investment Agreement is terminated, U.S. Microbics is prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. U.S. Microbics is also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

     Right of First Refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which U.S. Microbics is contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement -- March 14, 2000 -- through one (1) year after the Investment Agreement is terminated.

     Swartz's Right of Indemnification. U.S. Microbics has agreed to indemnify Swartz, including its stockholders, officers, directors, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches U.S. Microbics makes in connection with the Investment Agreement, its registration rights agreement, other related agreements, or the registration statement.

                              Plan of Distribution

     Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, including block transactions, negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised U.S. Microbics that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     Swartz may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Swartz is, and any broker-dealer that assists in the sale of the Common Stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

     Because Swartz is deemed to be an "underwriter" within the meaning of
Section 2(a)(11) of the Securities Act, Swartz will be subject to prospectus delivery requirements.

     U.S. Microbics has informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

     Swartz also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. U.S. Microbics is responsible for all costs, expenses and fees incurred in registering the shares offered hereby. Swartz is responsible for brokerage commissions, if any, attributable to the sale of such securities.

                            Description Of Securities

Common Stock

     The certificate of incorporation of U.S. Microbics authorizes it to issue up to 150,000,000 shares of Common Stock, par value $.0001 per share. Of the 150,000,000 shares of Common Stock authorized, 8,543,247 shares are issued and outstanding as of June 23, 2000.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. U.S. Microbics may not pay any dividends on the Common Stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of Common Stock are entitled to a pro rata share in any distribution available to holders of Common Stock. The holders of Common Stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of Common Stock have no preemptive rights. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

Warrants

     There are outstanding warrants to purchase 250,000 shares of Common Stock at a price of $2.00 per share. These warrants were issued to Swartz on January 24, 2000 in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on January 24, 2005. The holders of the warrants have the right to have the Common Stock issuable upon exercise of the warrants included on any registration statement U.S. Microbics files, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of its securities.

                                 Legal Matters

     The legality of the securities offered hereby has been passed upon by Baker & McKenzie, Houston, Texas.

                Changes in and Disagreements with Accountants on
                       Accounting and Financial Disclosure

     On March 12, 1999, U.S. Microbics dismissed Bradshaw, Smith & Co. as its independent certifying accountants, and engaged Arthur Andersen LLP as its independent certified accountants. On November 22, 1999, U.S. Microbics dismissed Arthur Andersen, LLP and re-engaged Bradshaw, Smith & Co., LLP as its independent certified accountants. The change in independent certifying accountant was approved by the Board of Directors of U.S. Microbics on November 22, 1999. Neither change was made because of any disagreements with either firm.

                                     Experts

     The Balance Sheets as of September 30, 1999 and 1998 and the statements of operations, stockholders' (deficit) equity and cash flows for the years ended September 30, 1999 and 1998, included in this prospectus, have been included herein in reliance on the report of Bradshaw, Smith & Co., LLP, independent auditors, which includes an explanatory paragraph on U.S. Microbics' ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

                       Where You Can Find More Information

     U.S. Microbics files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. U.S. Microbics' SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document U.S. Microbics files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. U.S. Microbics has filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding U.S. Microbics and the securities offered under this prospectus, U.S. Microbics refers you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                      U.S. MICROBICS INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1999
                                    (AUDITED)
                   AND FOR THE SIX MONTHS ENDED MARCH 31, 2000
                                   (UNAUDITED)

                                    CONTENTS
                                                                        PAGE
Independent auditors' report.............................................F-2
     Consolidated financial statements:
     Balance sheets......................................................F-3
     Statements of operations............................................F-5
     Statements of changes in stockholders' (deficit) equity.............F-6
     Statements of cash flows............................................F-7
     Notes to financial statements.......................................F-8

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders
U.S. Microbics Inc. and Subsidiaries
Carlsbad, California

     We have audited the accompanying consolidated balance sheets of U.S. Microbics Inc. and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Microbics Inc. and Subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses from operations and has a net stockholders' deficit at September 30, 1999. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bradshaw, Smith & Co., LLP
------------------------------
Bradshaw, Smith & Co., LLP

Las Vegas, Nevada
January 28, 2000
(Except for Note 6 as to which the date is February 4, 2000)


U.S. MICROBICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                                                         September 30,
                                                                                  --------------------------     March 31,
                                                                                      1998           1999          2000
                                                                                  -----------    -----------    -----------
                                                                                                                (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                                    $   316,600    $   125,400    $      --
     Accounts receivable                                                                 --             --            2,929
     Prepaid expenses and other assets                                                 10,000         22,100         33,185
     Inventories (Note 2)                                                                --           68,600         72,516
                                                                                  -----------    -----------    -----------
          Total current assets                                                        326,600        216,100        108,630
Property and equipment,  (Note 3)                                                      99,100        239,700        231,382

Deposits (Note 4)                                                                      17,500         27,300         26,110

Deferred Tax Assets (Note 7)                                                             --             --             --
                                                                                  -----------    -----------    -----------

     Total assets                                                                 $   443,200    $   483,100    $   366,122
                                                                                  ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable and accrued expenses                                        $   206,300    $   766,000    $   658,492
     Current portion of obligations under capital lease (Note 5)                         --            4,900          4,952
                                                                                  -----------    -----------    -----------
     Total current liabilities                                                        206,300        770,900        663,444
Capital lease obligation, net of current portion (Note 5)                                --            5,300          3,093
                                                                                  -----------    -----------    -----------
     Total liabilities                                                                206,300        776,200        666,537
                                                                                  -----------    -----------    -----------

Commitments and contingencies (Note 10)                                                  --             --             --


Stockholders' equity (deficit) (Note 6):
     Convertible preferred stock, $.10 par value; 20,000,000 shares authorized:
          Series II; 500,000 shares authorized; 21,507, 17,163 and 12,608 shares issued and outstanding; aggregate liquidation preference of
             $21,507, $17,163 and $12,608                                               2,200          1,700          1,261
          Series B; 500,000 shares authorized; 15,915, 13,969 and 8,007 shares issued and outstanding; aggregate liquidation preference of
             $15,915, $13,969 and $8,007                                                1,600          1,400            801
          Series C; 500,000 shares authorized; 15,357, 40,110 and 45,227 shares issued and outstanding; aggregate liquidation preference of
             $1,535,700, $4,011,000 and $4,522,700                                      1,500          4,000          4,523
          Series D; 500,000 shares authorized; 20,438, 4,725 and 5,525
             shares (no liquidation preference)                                         2,000            500            553
                                                                                  -----------    -----------    -----------

                                                                                        7,300          7,600          7,138

                                                      F-3



U.S. MICROBICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                                                                         September 30,
                                                                                  --------------------------     March 31,
                                                                                      1998           1999          2000
                                                                                  -----------    -----------    -----------
                                                                                                                (Unaudited)
     Common stock; $.0001 par value; 150,000,000 shares authorized;
             3,447,554, 6,010,380 and 7,138,190 shares issued and
            outstanding                                                                   400            600            714
     Additional paid-in capital                                                     3,068,000      6,212,900      6,810,193
     Stock options and warrants                                                       868,800        963,400      1,526,830
     Treasury stock                                                                      --          (33,300)          --
     Stock subscription, notes receivable                                                --         (804,200)      (943,665)
     Accumulated deficit                                                           (3,707,600)    (6,640,100)    (7,701,625)
                                                                                  -----------    -----------    -----------
                                                                                      236,900       (293,100)      (300,415)
                                                                                  -----------    -----------    -----------
                                                                                  $   443,200    $   483,100    $   366,122
                                                                                  ===========    ===========    ===========



              The Notes to Consolidated Financial Statements are an integral part of these statements.

                                                        F-4

U.S. MICROBICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        Years Ended                 Six Months Ended
                                                                        September 30,                   March 31,
                                                                 --------------------------    --------------------------
                                                                     1998           1999           1999           2000
                                                                 -----------    -----------    -----------    -----------
                                                                                               (Unaudited)    (Unaudited)

Revenues (including $50,000 from related parties in 1999,        $      --      $    66,900    $    51,728    $    13,894
   Note 9)

Cost of revenues                                                        --          192,600         17,744         38,638
                                                                 -----------    -----------    -----------    -----------
Gross (loss) profit                                                     --         (125,700)        33,984        (24,744)

Selling, general and administrative expenses                       1,378,200      2,775,700      1,161,079      1,076,823
                                                                 -----------    -----------    -----------    -----------
Loss from operations                                              (1,378,200)    (2,901,400)    (1,127,095)    (1,101,567)
                                                                 -----------    -----------    -----------    -----------
Other income (expense):

   Interest income                                                     6,800         72,800          8,579         40,020

   Interest expense                                                  (34,800)        (1,600)          --             --

   Impairment of property and equipment (Note 3)                        --         (102,300)          --             --
                                                                 -----------    -----------    -----------    -----------
                                                                     (28,000)       (31,100)         8,579         40,020
                                                                 -----------    -----------    -----------    -----------
Net loss from continuing operations before tax                    (1,406,200)    (2,932,500)    (1,118,516)    (1,061,547)

Provision for income taxes (Note 7)                                     --             --             --             --

Net loss from continuing operations                               (1,406,200)    (2,932,500)    (1,118,516)    (1,061,547)
                                                                 -----------    -----------    -----------    -----------
Discontinued operations (Note 8)

   Loss on disposal of Houston, Texas telecommunication store
   (no income tax benefit)                                            (5,600)          --             --             --
                                                                 -----------    -----------    -----------    -----------

Net loss                                                         $(1,411,800)   $(2,932,500)   $(1,118,516)   $(1,061,547)
                                                                 ===========    ===========    ===========    ===========
Net loss per common share (basic and diluted):

   Net loss from continuing operations                           $     (0.78)   $     (0.58)   $     (0.35)   $     (0.17)

   Loss on disposal of Houston, Texas telecommunications store         (NIL)           --             --             --
                                                                 -----------    -----------    -----------    -----------
   Net loss                                                      $     (0.78)   $     (0.58)   $     (0.35)             $
                                                                 ===========    ===========    ===========    ===========
                                                                                                                    (0.17)
Weighted average common shares outstanding                         1,802,481      5,084,676      3,220,511      6,205,704
                                                                 ===========    ===========    ===========    ===========


              The Notes to Consolidated Financial Statements are an integral part of these statements.

                                                         F-5

U.S. MICROBICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY


                                                      Preferred Stock               common stock
                                                --------------------------    --------------------------     Additional
                                                   Shares         Amount         Shares         Amount        paid-in
                                                -----------    -----------    -----------    -----------    -----------
Balance, September 30, 1997                          61,552    $     6,200      1,447,929    $       200    $ 1,928,000
Issuance of stock in exchange for
   extinguishment of debt (Note 6)                      920            100           --             --           52,700
Conversion of preferred stock (Note 6)              (18,780)        (1,900)     1,526,625            200          1,700
Issuance of stock options and warrants
   in exchange for services (Note 6)                   --             --             --             --             --
Exercise of stock options and warrants
   (Note 6)                                            --             --           30,000           --           31,800
Issuance of stock and stock options in
   private placement (Note 6)                        12,225          1,200           --             --          480,400
Issuance of stock in exchange for services
   (Note 6)                                          17,300          1,700        493,000           --          556,100
Retirement of treasury stock                           --             --          (50,000)          --           (1,000)
Expiration of stock options and warrants
   (Note 6)                                            --             --             --             --           18,300
Net loss for the year                                  --             --             --             --             --
                                                -----------    -----------    -----------    -----------    -----------
Balance, September 30, 1998                          73,217          7,300      3,447,554            400      3,068,000
Conversion of preferred stock (Note 6)              (29,636)        (3,000)     2,387,826            200          2,800
Issuance of stock options and warrants in
   exchange for services (Note 6)                      --             --             --             --             --
Exercise of stock options and warrants
   (Note 6)                                            --             --          170,000           --          368,200
Issuance of stock and stock options in
   private placement (Note 6)                        29,597          3,000           --             --        2,417,700
Issuance of stock in exchange for services
   (Note 6)                                           2,789            300          5,000           --          151,500
Expiration of stock optionswarrants
   (Note 6)                                            --             --             --             --          204,700
Return of shares issued (Note 6)                       --             --             --             --             --
   Net loss for the year                               --             --             --             --             --
                                                -----------    -----------    -----------    -----------    -----------
Balance, September 30, 1999                          75,967          7,600      6,010,380            600      6,212,900
Conversion of preferred stock (Note 6)
   (unaudited)                                      (19,870)        (1,989)     1,008,146            101          1,888
Issuance of stock options and warrants
   in exchange for services (Note 6)
   (unaudited)                                        5,000            500        105,000             11        175,354
Exercise of stock options and warrants
   (Note 6) (unaudited)                                --             --           48,000              5         38,395
Issuance of stock and stock options in
   private placement (Note 6) (unaudited)            10,270          1,027           --             --        1,033,971
   Costs in conjunction with equity offering
   (unaudited)                                         --             --             --             --         (619,368)
Interest-stock subscription notes receivable
   (unaudited)                                         --             --             --             --             --
Expiration of stock options and warrants
   (unaudited)                                         --             --             --             --              350
Retirement of treasury stock (unaudited)               --             --          (33,336)            (3)       (33,297)
Net loss for the six month period (unaudited)          --             --             --             --             --
                                                -----------    -----------    -----------    -----------    -----------
Balance, March 31, 2000                              71,367    $     7,138      7,138,190    $       714    $ 6,810,193
                                                ===========    ===========    ===========    ===========    ===========


Table continues on following page.

                                                      F-6

U.S. MICROBICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY (CONTINUED)


                                                                                Stock
                                                                             subscriptions                    Total
                                               Stock options    Treasury        notes        Accumulated   stockholders'
                                                and warrants      stock       receivables      deficit   (deficit) equity
                                                -----------    -----------    -----------    ----------- ----------------
Balance, September 30, 1997                     $   187,700    $    (1,000)   $      --      $(2,295,800)   $  (174,700)
Issuance of stock in exchange for
   extinguishment of debt (Note 6)                     --             --             --             --           52,800
Conversion of preferred stock (Note 6)                 --             --             --             --             --
Issuance of stock options and warrants
   in exchange for services (Note 6)                429,700           --             --             --          429,700
Exercise of stock options and warrants
   (Note 6)                                         (28,800)          --             --             --            3,000
Issuance of stock and stock options in
   private placement (Note 6)                       298,500           --             --             --          780,100
Issuance of stock in exchange for services
   (Note 6)                                            --             --             --             --          557,800
Retirement of treasury stock                           --            1,000           --             --             --
Expiration of stock options and warrants
   (Note 6)                                         (18,300)          --             --             --             --
Net loss for the year                                  --             --             --       (1,411,800)    (1,411,800)
                                                -----------    -----------    -----------    -----------    -----------
Balance, September 30, 1998                         868,800           --             --       (3,707,600)       236,900
Conversion of preferred stock (Note 6)                 --             --             --             --             --
Issuance of stock options and warrants in
   exchange for services (Note 6)                   258,300           --             --             --          258,300
Exercise of stock options and warrants
   (Note 6)                                        (289,000)          --             --             --           79,200
Issuance of stock and stock options in
   private placement (Note 6)                       330,000           --         (804,200)          --        1,946,500
Issuance of stock in exchange for services
   (Note 6)                                            --             --             --             --          151,800
Expiration of stock optionswarrants
   (Note 6)                                        (204,700)          --             --             --             --
Return of shares issued (Note 6)                       --          (33,300)          --             --          (33,300)
   Net loss for the year                               --             --             --       (2,932,500)    (2,932,500)
                                                -----------    -----------    -----------    -----------    -----------
Balance, September 30, 1999                         963,400        (33,300)      (804,200)    (6,640,100)      (293,100)
Conversion of preferred stock (Note 6)
   (unaudited)                                         --             --             --             --             --
Issuance of stock options and warrants
   in exchange for services (Note 6)
   (unaudited)                                         --             --             --             --          175,865
Exercise of stock options and warrants
   (Note 6) (unaudited)                             (31,200)          --             --             --            7,200
Issuance of stock and stock options in
   private placement (Note 6) (unaudited)              --             --          (95,648)          --          939,350
   Costs in conjunction with equity offering
   (unaudited)                                      594,980           --             --             --          (24,388)
Interest-stock subscription notes receivable
   (unaudited)                                         --             --          (43,817)          --          (43,817)
Expiration of stock options and warrants
   (unaudited)                                         (350)          --             --             --             --
Retirement of treasury stock (unaudited)               --           33,300           --             --             --
Net loss for the six month period (unaudited)          --             --             --       (1,061,525)    (1,061,525)
                                                -----------    -----------    -----------    -----------    -----------
Balance, March 31, 2000                         $ 1,526,830    $      --      $  (943,665)   $(7,701,625)   $  (300,415)
                                                ===========    ===========    ===========    ===========    ===========


             The Notes to Consolidated Financial Statements are an integral part of these statements

                                                       F-6(a)


U.S. MICROBICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended September 30,    Six Months Ended March 31,
                                                                         ---------------------------   ---------------------------
                                                                             1998            1999          1999           2000
                                                                         -----------    -----------    -----------    -----------
                                                                                                       (Unaudited)     (Unaudited)
Cash flows from operating activities:
Net loss                                                                 $(1,411,800)   $(2,932,500)   $(1,118,516)   $(1,061,547)

Adjustment to reconcile net loss to cash used in operating activities:
Depreciation                                                                   1,600         39,700         14,376         22,283
Stock, stock options, and warrants in exchange for services                  987,500        410,100         87,050         76,900
Impairment of property and equipment                                            --          102,300           --             --
Loss on disposal of discontinued operation                                     5,600           --             --             --
Change in net liabilities of discontinued operation                          (82,500)          --             --             --
Decrease (increase) in:
Accounts receivable                                                             --             --           (3,074)        (2,929)
Prepaid expenses and other assets                                             18,000        (12,100)       (79,249)        (9,895)
Inventories                                                                     --          (68,600)      (139,519)        (3,916)
Deposits                                                                     (17,500)        (9,800)          --             --
Increase (decrease) in:
Accounts payable and accrued liabilities                                     118,000        559,700        353,728       (112,146)
                                                                         -----------    -----------    -----------    -----------
Net cash used in operating activities                                       (381,100)    (1,911,200)      (885,204)    (1,091,250)
                                                                         -----------    -----------    -----------    -----------
Cash flows from investing activities:
Purchase of property and equipment                                           (64,500)      (267,700)      (235,213)       (14,000)
                                                                         -----------    -----------    -----------    -----------
Net cash used in investing activities                                        (64,500)      (267,700)      (235,213)       (14,000)
                                                                         -----------    -----------    -----------    -----------
Cash flows from financing activities:
Repayment of obligation under capital lease                                     --           (4,700)          --             --
Repayment of notes payable                                                   (22,600)          --             --             --
Issuance of preferred stock and stock options in private placements          780,100      1,946,500        808,227        939,350

 Cancellation of treasury stock                                                 --             --             --           33,300
Exercise of stock options                                                      3,000         45,900         15,250          7,200
                                                                         -----------    -----------    -----------    -----------
Net cash provided by financing activities                                    760,500      1,987,700        823,477        979,850
                                                                         -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents                         314,900       (191,200)      (296,940)      (125,400)
Cash and cash equivalents, beginning of period                                 1,700        316,600        316,600        125,400
                                                                         -----------    -----------    -----------    -----------
Cash and cash equivalents, end of period                                 $   316,600    $   125,400    $    19,660    $      --
                                                                         ===========    ===========    ===========    ===========
Supplemental disclosure of cash flow information:
Cash paid for income taxes                                               $      --      $      --      $      --      $      --
                                                                         ===========    ===========    ===========    ===========
Cash paid for interest                                                   $     1,400    $     1,600    $       276    $     3,007
                                                                         ===========    ===========    ===========    ===========
Schedule of non-cash investing and financing activities:
Property and equipment acquired through capital lease (Note 5)           $      --      $    14,900    $    14,900    $      --
                                                                         ===========    ===========    ===========    ===========
Conversion of preferred stock to common stock (Note 6)                   $     1,700    $     2,800    $      --      $      --
                                                                         ===========    ===========    ===========    ===========
Stock issued in exchange for extinguishment of debt (Note 6)             $    52,800    $      --      $      --      $      --
                                                                         ===========    ===========    ===========    ===========


                  The Notes to Consolidated Financial Statements are an integral part of these statements.

                                                             F-7

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1.   Basis of presentation and accounting policies:

     Organization and basis of presentation:

     The Company was organized December 7, 1984 under the laws of the State of Colorado as Venture Funding Corporation. The Company amended its Articles of Incorporation in June, 1993 changing its name to Global Venture Funding, Inc. The Company amended its Articles of Incorporation in May, 1998 changing its name to U.S. Microbics Inc. (the "Company"). The Company has been engaged in a variety of operations since inception.

     During July, 1997, the Company opened a store in Houston, Texas that was engaged in the business of selling cellular phone products. Effective October 31, 1997, the Company sold this business.

     During August, 1997, the Company acquired the assets of Xyclonyx, a company founded to develop, apply and license patented toxic and hazardous waste treatment and recovery processes as well as to license and apply microbially enhanced oil recovery technologies and products.

     During the year ended September 30, 1998, the Company created four subsidiaries: West Coast Fermentation Center, Sub Surface Waste Management, Inc., Sol Tech Corporation, and Bio-Con Microbes. West Coast Fermentation Center's primary business is to cultivate microbial cultures that are to be sold to other subsidiaries of the Company. Sub Surface Waste Management's business is to assemble and sell products using technology licensed from Xyclonyx. Sol Tech Corporation and Bio-Con Microbes are companies formed to service the sewage treatment and agriculture markets, respectively. All four subsidiaries have entered into technology license agreements with Xyclonyx. These agreements are ten years in length and call for license fees and royalties as specified in the agreement.

     In November, 1998, the Company created a new subsidiary, Applied Microbic Technology, Inc. Applied Microbic Technology's primary business is to license customers to use microbial blends for oil remediation applications.

     The Company has experienced losses from continuing operations of $2,932,500 and $1,406,200 for the years ended September 30, 1999 and 1998, respectively. Additionally, the Company had a net stockholder's deficit of $293,100 as of September 30, 1999. The Company is planning on raising additional capital through the issuance of additional stock in a private placement or public offering. The Company is also currently developing business opportunities and operations through its wholly-owned subsidiaries. Based upon the current status of the Company, additional capital will be required in order for the Company to complete any

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1.   Basis of presentation and accounting policies (continued):

     development or to maintain their ongoing operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

     Consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

     Discontinued operations:

     On December 30, 1997, the Company formally disposed of its Houston, Texas cellular phone product store. The sale was effective as of October 31, 1997 with the buyer assuming all liabilities for products or services entered into from November 1, 1997 and forward. In accordance with the Financial Accounting Standards Board Emerging Issue Task Force 95-18, when the measurement date for a discontinued operation, as defined in APBO No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" occurs after the balance sheet date but before the financial statements for the prior period have been issued, the estimated loss on disposal should be recognized and the segments operating results should be presented as a discontinued operation in the not yet released financial statements. As such, the estimated loss on disposal was recognized and the operating results were presented as a discontinued operation in the September 30, 1997 financial statements.

     Cash and cash equivalents:

     The Company considers highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     Inventories:

     Inventories consist of materials and equipment used to make products which treat hazardous waste and are valued at the lower of cost (first-in, first-out) or market.

     Property and equipment:

     Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1.   Basis of presentation and accounting policies (continued):

     Impairment of long-lived assets:

     Inaccordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), assets are evaluated in making a determination as to whether asset values are impaired. At each year-end, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value.

     Income taxes:

     The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

     Net loss per common share:

     The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During 2000, 1999 and 1998, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

     Pervasiveness of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1.   Basis of presentation and accounting policies (continued):

     Fair value of financial instruments:

     Based on the borrowing rates currently available to the Company, the carrying value of the obligation under capital lease at September 30, 1999 and March 31, 2000 approximates fair value.

     Comprehensive Income:

     In June, 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 130 "Reporting Comprehensive Income"(SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not have any items of other comprehensive income and, as such, the adoption of SFAS 130 did not impact reporting in the Company's financial statements.

     Interim Financial Statements:

     The balance sheet as of March 31, 2000 and the related statement of operations, shareholders' equity and cash flows for the six month period ended March 31, 2000 are unaudited. However, in the opinion of management these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim period presented. The results of operations for the unaudited six month period ended March 31, 2000 are not necessarily indicative of the results which may be expected for the entire 2000 fiscal year.

2.   Inventories:

     Inventories:

     Inventories consisted of the following:            September 30,  March 31,
                                                            1999         2000
                                                           -------     -------
                                                                     (unaudited)

    Raw materials (microbial cultures and related items)   $ 3,600     $ 5,315
    Finished goods (equipment used for soil remediation)    65,000      67,201
                                                           -------     -------
                                                           $68,600     $72,516
                                                           =======     =======

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


3.   Property and equipment:

     Property and equipment consisted of the following:

                                      September    September  March 31, 2000
                                      30, 1998     30, 1999    (unaudited)
                                      ---------    ---------    ---------

     Office furniture and equipment   $  57,400    $ 128,300    $ 128,300
     Leasehold improvements               7,100       17,700       17,700
     Production equipment                36,200      135,000      149,000
                                      ---------    ---------    ---------
                                        100,700      281,000      295,000

     Less accumulated depreciation       (1,600)     (41,300)     (63,618)
                                      ---------    ---------    ---------
                                      $  99,100    $ 239,700    $ 231,382
                                      =========    =========    =========


     Depreciation expense for the years ended September 30, 1998 and 1999 was $1,600 and $39,700, respectively. Depreciation expense for the six month period ended March 31, 2000 was $22,283.

     The Company periodically reviews the recorded value of its long-lived assets to determine if the future cash flows to be derived from these assets will be sufficient to recover the remaining recorded asset values. In accordance with SFAS 121, during the year ended September 30, 1999, based upon a comprehensive review of the Company's long-lived assets, the Company recorded a charge of $102,300 related to the write-down of a portion of the recorded asset values of the Company's production equipment and leasehold improvements as of September 30, 1999.

4.   Deposits:

     Deposits at September 30, 1998 and 1999, and March 31, 2000 consisted of a security deposit on the Company's building lease, a utility company deposit, a state sales and use tax deposit, and a software consulting contract deposit.

5.   Obligation under capital lease:

     The Company leases certain production equipment under a capital lease which runs through the year 2001. The asset and liability under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset is amortized over the lower of its related lease term or its estimated productive life. Depreciation of the asset under capital lease is included in depreciation expense for 1999. The implicit interest rate on the capital lease is 10.8%.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


5.   Obligation under capital lease (continued):

     The cost and related depreciation of equipment under the capital lease, which is included in the property and equipment referred to in Note 3, are as follows:

                                                         March 31,
                                           September 30,    2000
                                               1999     (Unaudited)
                                              --------    --------

             Production equipment            $ 21,200    $ 21,200
             Less accumulated depreciation     (2,300)     (3,800)
                                             --------    --------
                                             $ 18,900    $ 17,400
                                             ========    ========


     At March 31, 2000, the future minimum payments under the capital lease consisted of the following:

             2000                                            $ 3,445
             2001                                              5,800
             2002                                                400
                                                             -------
             Total minimum lease payments                      9,645
             Less amount representing interest                (1,600)
                                                             -------
             Present value of future minimum lease payments    8,045
             Less current portion                             (4,952)
                                                             -------
             Obligations under capital lease, net of current $ 3,093
                                                             =======

     The interest charged to expense for the capital lease for the year ended September 30, 1999 and the six months ended March 31, 2000 was $600 and $200 respectively. The depreciation charged to expense for the capital lease for the year ended September 30, 1999 and the six months ended March 31, 2000 was $2,300 and $1,500 respectively.

6.   Stockholders'(deficit) equity:

     On August 20, 1997, the Board of Directors authorized a one-for-twenty (1:20) reverse stock split of all shares of outstanding common and preferred stock. The effect was a reduction in the number of issued and outstanding common shares from 11,173,898 to 558,695 and preferred shares from 843,599 to 42,180. All references in the accompanying financial statements to the number of common and preferred shares and per share amounts have been restated to reflect the above reverse stock split.

     During 1999, the Company learned that the securities laws in the state of Colorado required that the reverse stock split had to be put to a stockholder vote for approval. The Company filed a proxy statement and

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     scheduled a specific meeting of stockholders for February 4, 2000 to vote on the reverse stock split. The reverse stock split was approved by the stockholders during the meeting on February 4, 2000.

     Preferred stock:

     The Company's preferred stock may be divided into such series as may be established by the Board of Directors. The Board of Directors may fix and determine the relative rights and preferences of the shares of any series established. All convertible preferred shares are noncumulative, nonparticipating and do not carry any voting privileges.

     In October, 1991, the Board of Directors authorized the issuance of 500,000 shares of Series II Convertible Preferred Stock. Each share of Series II preferred stock is entitled to preference upon liquidation of $1.00 per share for any unconverted shares. Each Series II preferred share may be converted to common stock after a specified holding period as follows: after one year, two shares of common stock; after two years, five shares of common stock; after three years, ten shares of common stock. In November, 1996, the Board of Directors changed the conversion schedule as follows: commencing January 1, 1997, each shareholder shall be entitled to convert an initial amount of 250 shares to 2,500 shares of common stock. The shareholder shall be entitled to convert the balance of their Series II Preferred shares in increments of 475 shares during each six-month period thereafter beginning July 1, 1997.

     In March, 1992, the Board of Directors authorized the issuance of 500,000 shares of Series B Convertible Preferred Stock. Each share of Series B preferred stock is entitled to preference upon liquidation of $1.00 per share for any unconverted shares. Each Series B preferred share may be converted to common stock after a specified holding period as follows: after one year, two shares of common stock; after two years, five shares of common stock. In November, 1996, the Board of Directors changed the conversion schedule as follows: Commencing January 1, 1997, each shareholder shall be entitled to convert an initial amount of 250 shares to 1,250 shares of common stock. The shareholder shall be entitled to convert the balance of their Series B Preferred shares in increments of 475 shares during each six-month period thereafter beginning July 1, 1997.

     In June, 1992, the Board of Directors authorized the issuance of 50,000 shares of Series C Convertible Preferred Stock. Each share of Series C preferred stock is entitled to preference upon liquidation of $100 per share for any unconverted shares, and the liquidation preference is junior only to that of all previously issued preferred shares. Each Series C preferred share may be converted to 100 shares of common stock after a specified holding period of one year.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     In June, 1992, the Board of Directors authorized the issuance of 50,000 shares of Series D Convertible Preferred Stock. The Series D preferred stock carries no liquidation preferences. Each Series D preferred share may be converted to 100 shares of common stock after a specified holding period of one year. The Series D preferred stock is also subject to forfeiture at any time prior to conversion if the recipient thereof fails or refuses to perform such reasonable duties as may be assigned to them from time to time by the Board of Directors. The Series D preferred stock may not be sold, transferred, or conveyed to any other person and is subject to redemption at a price of $.001 per share in the event of death, disability, or incompetency of the original holder or the attempted transfer or conveyance of the shares to any other person.

     The Company has reserved 17,500,000 shares of its $.0001 par value common stock for conversion of preferred stock issuances. As of March 31, 2000, there were 12,608 shares of Series II preferred stock, 8,007 shares of Series B preferred stock, 45,227 shares of Series C preferred stock, and 5,525 shares of Series D preferred stock issued and outstanding. Conversion of all issued and outstanding convertible preferred stock to common stock would result in an additional 5,241,315 shares of common stock.

     Preferred stock transactions:

     All valuations of preferred stock issued for services were based upon the value the services performed or the value of the preferred stock, whichever was more reliably measurable. If the value of the preferred stock was used, it was based upon the closing price of the Company's common stock on the date of the agreement. This amount was then multiplied by the applicable conversion rate and then discounted by management. These discounts are based upon the restrictive nature of the stock, block size and other factors.

     Preferred stock transactions during the six months ended March 31, 2000:

     In November of 1999 the Company issued 5,000 shares of series D preferred stock to the Chief Operating officer in exchange for services which were provided in the year ended September 30, 1998. This transaction was valued at approximately $20.00 a share.

     During the six months ended March 31, 2000, certain stockholders exercised their preferred stock conversion rights and the Company issued 1,008,146, shares of common stock in exchange for cancellation of 4,554 shares of series II preferred stock, 5,962 shares of series B preferred stock, 5,154 shares of series C preferred stock and 4,200 shares of series D preferred stock. Throughout the interim period ended March 31, 2000, the Company sold 10,270 shares of series C preferred stock pursuant to a private placement offering as provided under regulation D of the Securities Act of 1933 related to transactions not involving a public offering. The net proceeds to the Company after issuing costs of $35,400 was $939,350.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     Preferred stock transactions during the year ended September 30, 1999:

     During December, 1998, the Company issued 500 shares of Series D preferred stock to the President of the company, 500 shares of Series D preferred stock to the Chief Operating Officer of the Company and 200 shares of Series D preferred stock to the Vice-President of the Company in lieu of cash salary payments. All transactions were valued at approximately $20 per share.

     During March, 1999, the Company issued 1,589 shares of Series C preferred stock to consultants for services. All exchanges were valued at approximately $75 per share.

     Throughout the year ended September 30, 1999, certain stockholders exercised their preferred stock conversion rights and the Company issued 2,387,826 shares of common stock in exchange for cancellation of 4,344 shares of Series II preferred stock, 1,946 shares of Series B preferred stock, 6,433 shares of Series C preferred stock, and 16,913 shares of Series D preferred stock.

     Throughout the year ended September 30, 1999, the Company sold 29,597 shares of Series C preferred stock pursuant to a private placement offering as provided under regulation D of the Securities Act of 1933 related to transactions not involving a public offering. The net proceeds to the Company after issuing costs of $206,800 was $1,946,500. Of these sales, 7,950 shares of Series C preferred stock were sold subject to stock subscriptions notes receivable. The notes are short term in nature, bear interest at 10 percent per annum, and are collateralized by the stock. The Company is currently holding these stock certificates and will release them upon payment of the notes.

     Preferred stock transactions during the year ended September 30, 1998:

     During October, 1997, the Company issued 2,000 shares of Series D preferred stock to the President of the Company in lieu of a cash salary payment and 100 shares of Series D preferred stock to a consultant for services. All exchanges were valued at approximately $5 per share.

     During November, 1997, the Company issued 7,000 shares of Series D preferred stock to the President of the Company and 7,000 shares of Series D preferred stock to the Chief Operating Officer of the Company in lieu of cash salary payments. All transactions were valued at approximately $10 per share.

     During December, 1997, the Company issued 920 shares of Series C preferred stock to various creditors in exchange for debt owed by the Company in the amount of $52,800. All exchanges were valued at approximately $57 per share.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     Preferred stock transactions during the year ended September 30, 1998:

     During May, 1998, the Company issued 500 shares of Series D preferred stock to the President of the Company, 500 shares of Series D preferred stock to the Chief Operating Officer of the Company, and 200 shares of Series D preferred stock to the Vice President of the Company in lieu of cash salary payments. All transactions were valued at approximately $20 per share.

     Throughout the year ended September 30, 1998, certain stockholders exercised their preferred stock conversion rights and the Company issued 1,526,625 shares of common stock in exchange for cancellation of 1,012 shares of Series II preferred stock, 2,740 shares of Series B preferred stock, 1,028 shares of Series C preferred stock, and 14,000 shares of Series D preferred stock.

     Throughout the year ended September 30, 1998, the Company sold 12,225 shares of Series C preferred stock pursuant to a private placement offering as permitted under Regulation D of the Securities Act of 1933 related to transactions not involving a public offering. The net proceeds to the Company after issuing costs of $104,600 was $780,100. In conjunction with a 5,000 shares issuance of Series C preferred stock to an individual, an option to purchase 300,000 shares of common stock at prices ranging from $2.00 to $2.50 per share was granted to this individual. This individual is now on the Company's Board of Directors.

     Common stock transactions:

     All valuations of common stock issued for services were based upon the closing price of the Company's common stock on the date of the agreement. In the event restricted common stock was issued, the value of the service was based upon the value of the services performed or the value of the restricted common stock, whichever was more reliably measurable. If the value of the restricted common stock was used, a discount was applied by management. These discounts are based upon the restrictive nature of the stock, block size, and other factors.

     Common stock transactions during the interim period ended March 31, 2000:

     During February and March of 2000 the Company issued 105,000 shares of common stock in exchange for various services. These exchanges were valued from $.65 to $2.38 per share.

     Common stock transactions during the year ended September 30, 1999:

     During November, 1998, the Company issued 5,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $1.00 per share.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     Common stock transactions during the year ended September 30, 1998:

     During December, 1997, the Company issued 320,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $.38 to $1.32 per share.

     During April, 1998, the Company issued 23,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $.75 to $1 per share.

     In July, 1998, the Company issued 150,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $1.25 per share.

     At September 30, 1999 the Company was holding 33,336 shares of common stock in treasury awaiting return to the transfer agent. The stock was returned to the Company by a consultant who failed to completely perform the agreed services. The shares are valued at $1 per share.

     Stock options and warrants:

     The Company issued options and warrants during the years ended September 30, 1999 and 1998 and for the six months ended March 31, 2000 for consulting services, fees in connection with obtaining financing, and various other services.

     Stock options and warrants summary information:

     Activity of options and warrants granted is as follows:

                                                    Options and Warrants
                                                         Outstanding
                                                   -----------------------
                                                                  Weighted
                                                                  average
                                                     Shares    exercise price
                                                   ----------  --------------
         Balance, September 30, 1997                  270,500    $    3.55
         Granted                                    2,523,000         2.63
         Exercised                                    (30,000)        0.10
         Expired                                      (38,150)        0.43
                                                   ----------    ---------
         Balance September 30, 1998                 2,725,350    $    2.78
         Granted                                    3,575,000         1.34
         Exercised                                   (150,000)        0.28
         Expired                                     (589,350)        2.46
                                                   ----------    ---------
         Balance September 30, 1999                 5,561,000    $    2.37
         Granted (unaudited)                          250,000         2.00
         Exercised (unaudited)                        (48,000)        0.15
         Expired (unaudited)                           (5,000)       20.00
                                                   ----------    ---------
         Balance March 31, 2000 (unaudited)         5,758,000         2.35
                                                   ----------    ---------
         Exercisable, March 31, 2000 (unaudited)    4,358,000    $    2.84
                                                   ==========    =========

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     The following is a summary of options and warrants outstanding at March 31, 2000 (unaudited):

                                                           Options and warrants
            Options and warrants outstanding                    exercisable
---------------------------------------------------------  ---------------------
                                  Weighted
                                  average       Weighted                Weighted
                                  remaining     average                 average
    Range of         Number      contractual    exercise     Number     exercise
 exercise prices   outstanding   life (years)   (price)    exercisable    price
---------------------------------------------------------  ---------------------
     $ 1-5          5,650,000       3.94          2.20      4,250,000      2.65
        10            103,000       3.97         10.00        103,000     10.00
        20              5,000       2.00         20.00          5,000     20.00
                    ---------       ----        ------      ---------    ------
                    5,758,000       3.94        $ 2.35      4,358,000    $ 2.84
                    =========       ====        ======      =========    ======


     Options and warrants granted during the year ended September 30, 1999 consisted of 3,100,000 to officers and directors, 250,000 in conjunction with a private placement offering and 225,000 to consultants for services.

     The Company accounts for stock compensation under the provisions of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". SFAS 123 provides that companies may elect to account for employee stock options using a fair value-based method or continue to apply the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25").

     Under the fair value-based method prescribed by SFAS 123, all employee stock option grants are considered compensatory. Compensation cost is measured at the date of grant based on the estimated fair value of the options determined using an option pricing model. The model takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the stock, expected dividends on the stock and the risk-free interest rate over the expected life of the option. Under APB 25, generally only stock options that have intrinsic value at the date of grant are considered compensatory. Intrinsic value represents the excess, if any, of the market price of the stock at the grant date over the exercise price of the options.

     As permitted by SFAS 123, the Company accounts for these employee stock options under APB 25, under which no compensation cost has been recognized because the exercise price of the options was equal to or exceeded the market price of the stock on the date of grant.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


6.   Stockholders' (deficit) equity (continued):

     The following table discloses the Company's pro forma net loss per share assuming compensation cost for employee stock options had been determined using the fair value-based method prescribed by SFAS 123:

                                            Year Ended    Six Month Ended
                                           September 30,   March 31, 2000
                                               1999          (unaudited)
                                          -------------    --------------
     Net loss:
     As reported                          $  (2,932,500)   $  (1,061,525)
     Pro forma                               (4,194,500)      (1,182,525)
     Net loss per common share
       (basic and diluted):
     As reported                          $       (0.58)   $       (0.17)
     Pro forma                                    (0.83)           (0.19)


     The fair value of each option and warrant is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value:

                                                                       March 31,
                                        Sept. 30,       Sept. 30,        2000
                                          1998            1999       (unaudited)
                                          ----            ----       -----------

     Expected stock price volatility       243.08%          99.69%       194.42%
     Expected option/warrant lives      1-5 years       1-5 years     1-5 years
     Expected dividend yields                  --              --            --
     Risk-free interest rates         4.70 - 5.72%    4.52 - 5.94%          6.6%
     Weighted average fair value of
       options/warrants granted              0.51            1.10          2.00


7.   Income taxes:

     The benefit for income taxes from continuing operations is different than the amount computed by applying the statutory federal income tax rate to net loss before taxes. A reconciliation of income tax benefit follows:

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


7.   Income taxes (continued):

                                                                     March 31,
                                          Sept. 30,    Sept. 30,       2000
                                            1998         1999       (unaudited)
                                          ---------    ---------    ---------

     Computed tax benefit at federal
        statutory rate                    $ 480,000    $ 977,100      361,000
     Equity issuances for services         (122,000)     (60,000)        --
     Change in valuation allowance         (358,000)    (917,100)    (361,000)
                                          ---------    ---------    ---------
                                          $    --      $    --      $    --
                                          =========    =========    =========


     The provision for federal and state income taxes consisted of the following:

                                                                   March 31,
                                                                     2000
                                       1998            1999       (unaudited)
                                    -----------    -----------    -----------
 Current                            $      --      $      --      $      --
 Deferred                                  --             --             --
                                    -----------    -----------    -----------
                                    $      --      $      --      $      --
                                    ===========    ===========    ===========
 The deferred tax asset consisted
    of the following:
 Net operating loss carryforwards   $ 1,985,300    $ 1,046,300      2,346,300
 Valuation allowance                 (1,985,300)    (1,046,300)    (2,346,300)
                                    -----------    -----------    -----------
 Net deferred tax asset             $      --      $      --      $      --
                                    ===========    ===========    ===========


     At September 30, 1999 the Company has net operating loss carryforwards ("NOL's") for federal income tax reporting purposes of approximately $5,839,300. The NOL's expire at various times through 2014.

     Included in the above NOL's are net operating loss carryforwards which may be subject to substantial limitations in accordance with various provisions of the Internal Revenue Code. The Company has not yet determined the amount and nature of these limitations.

8.   Discontinued Operations:

     On October 31, 1997, the Company adopted a formal plan to sell its Houston, Texas cellular phone products store. The sale was effective as of October 31, 1997 with the buyer assuming all liabilities for products or services entered into from November 1, 1997 forward. The assets of this operation consisted of inventories, deposits and leasehold improvements.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


8.   Discontinued Operations (continued):

     For the year ended September 30, 1997, the Company estimated a loss on disposal of the discontinued operation of $42,220 (no income tax benefit) which included a provision for expected operating losses of $11,900 (no income tax benefit) during the phase-out period. The actual loss on the disposal of the assets exceeded the estimate by $5,600 (no income tax benefit). Accordingly, the accompanying statement of operations for the year ended September 30, 1998 includes an additional loss of $5,600.

     Net sales of the discontinued operation were $23,200 for the one month ended October 31, 1997. This amount is not included in sales in the accompanying statement of operations for this period.

     The disposal was completed upon the asset and liability exchange and the exchange of 80,000 shares of the Company's common stock in December, 1998.

9.   Related party transactions:

     Revenues:

     Included in the consolidated statement of operations is $50,000 in sales to two members of the Company's Board of Directors. The sales are in the form of license agreements whereby the licensee acquired the right to use the Company's products and trademarks for use with their customers. The licenses are five years in duration and require royalty payments to the Company based upon gross sales.

     Office space and computer usage:

     During the year ended September 30, 1998, the Company was provided office space and computer usage at a cost of $9,500 to the Company by the President of the Company.

     Legal fees:

     Certain stockholders of the Company are affiliated with firms who currently provide or have provided legal services to the Company in prior years. During the years ended September 30, 1999 and 1998, fees and other expenses charged by these firms totaled approximately $5,700 and $24,400, respectively. As of September 30, 1999 and 1998, amounts due these firms totaled $0 and $400, respectively.

     Preferred Stock Conversions:

     The President, Chief Operating Officer and Chief Financial Officer of the Company each converted 1,000 shares of series D preferred stock into 100,000 shares of common stock during November of 1999. A director also converted 200 shares of series D preferred stock into 20,000 shares of common stock.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


10.  Commitments and contingencies:

     Employment agreements:

     On October 1, 1998, the Company entered into employment agreements with its President and Chief Operating Officer. Both of the new agreements are for five years and provide for minimum salary levels, incentive bonuses, and specified benefits. Additionally, the President and Chief Operating Officer each received options to purchase 1,000,000 shares of common stock at a price of $1.25 per share as part of their employment agreements. These options vest over a five year period. The aggregate commitment for future salaries, excluding bonuses and benefits, from these employment agreements is $2,040,000 as of September 30, 1999.

     Technology license agreement:

     Xyclonyx, a wholly-owned subsidiary of the Company, has a technology license agreement with three individuals including the Chief Operating Officer of the Company. The agreement is for seventeen years or the life of the patents, which ever is greater, and specifies royalties in the amount of six percent of gross revenues subject to certain adjustments as specified in the agreement.

     Litigation:

     In March 1999, the Company was served with a stockholder derivative lawsuit titled Merriam v. U.S. Microbics, et al. This lawsuit alleges, among other things, that certain stock was improperly issued to the President of the Company and to certain consultants for services. The Company has formed a special independent committee of the Board of Directors to investigate these claims. The Company has engaged outside legal counsel to represent it in this matter and intends to vigorously defend this action. Although management believes the lawsuit to be without merit, an unfavorable ruling would have a material adverse impact on the Company's financial position and results of operations.

     In December, 1999, the Company was served with a lawsuit by one of its suppliers for nonpayment of various purchases.

     Purchase commitment:

     During the year ended September 30, 1999, the Company entered into an agreement with a supplier to purchase certain inventories at a total cost of $194,000. The Company made deposits totaling $29,400. The Company has not completed the purchase transaction and the supplier has sued the Company for performance under the purchase agreement.

U.S. MICROBICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


10.  Commitments and contingencies (continued):

     Building lease:

     During the year ended September 30, 1999, the Company began leasing office and warehouse space under an operating lease expiring in August, 2003. The Company has an option to extend the lease for five more years if it so desires. Minimum future rental payments under this lease for each of the next five years is as follows:


            Year ending
           September 30,
           -------------
               2000                                    $192,000
               2001                                     199,300
               2002                                     207,700
               2003                                     197,500
                                                       --------
                                                       $796,500
                                                       ========

     Rent expense totaled $217,700 during the year ended September 30, 1999, and $110,200 for the six months ended March 31, 2000.

11.  Subsequent events:

     Private placement:

     During the period from April 1, 2000 to June 23, 2000, the Company raised approximately $245,250 after issuing costs, pursuant to a private placement offering as permitted under Regulation D of the Securities Act of 1933 related to transactions not involving a public offering.

                                     Part II

                     Information not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

     U.S. Microbics' Bylaws and the Colorado General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and Directors of U.S. Microbics are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

     U.S. Microbics' Certificate of Incorporation further provides that a director of U.S. Microbics shall not be personally liable for monetary damages of U.S. Microbics or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to U.S. Microbics or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (iii) for the lawful payments of dividends or stock redemption by U.S. Microbics; or (iv) for any transaction from which the director derives an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the Common Stock offered hereby:

                                                        Amount
                                                        -------
               SEC filing fee........................   $ 9,240
               Blue sky fees and expenses............     2,000
               Legal fees............................    20,000
               Accounting fees and expenses..........     8,000
               Miscellaneous.........................     2,500
                                                        -------

                        Total........................   $41,740
                                                        =======

Item 26. Recent Sales of Unregistered Securities.

     Private placement:

During the period from April 1, 2000 to June 23, 2000, U.S. Microbics raised approximately $245,250 after issuing costs, pursuant to a private placement offering as permitted under Regulation D of the Securities Act of 1933 related to transactions not involving a public offering.

Item 27. Exhibits.


Number           Description
------           -----------

3.1(1)           Articles of Incorporation, as amended

3.2(1)           Bylaws, as amended

5.1(5)           Legal Opinion of Baker & McKenzie

10.1(1)          Lease Agreement, dated as of July 14, 1998, by and among U.S.
                 Microbics and each of Ridgecrest Properties, R and B Properties and Hindry West Development

10.2(1)(2)       Employment Agreement, effective as of October 1, 1998, between
                 Robert C. Brehm and the Registrant

10.3(1)(2)       Employment Agreement, effective as of October 1, 1998, between
                 Mery C. Robinson and the Registrant

10.4(1) Stock for Stock Acquisition Agreement, effective as of August 31, 1997, among XyclonyX, Mery C. Robinson and the Registrant

10.5(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and West Coast Fermentation Center

10.6(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and Sub-Surface Waste Management, Inc.

10.7(1) Technology License Agreement, effective as of August 21, 1997, among XyclonyX and Mery C. Robinson, Dominic J. Colasito and Alvin J. Smith

10.8(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and Bio-Con Microbes, Inc.

10.9(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and Sol-Tech Corporation

10.10(3) Product Line License Agreement effective May 24, 1999, between Sub-Surface Waste Management, Inc. and Builders Referral, Inc.

10.11(4)         Investment Agreement, dated March 14, 2000, by and between U.S.
                 Microbics and Swartz Private Equity, LLC.

10.12(4) Warrant to Purchase Common Stock, dated as of January 27, 2000, issued to Swartz Private Equity, LLC.

10.13(4) Registration Rights Agreement, dated as of March 14, 2000, by and between U.S. Microbics and Swartz Private Equity, LLC.

21(1)            Subsidiaries of the Registrant

23.1(5)          Consent of Bradshaw, Smith & Co., LLP

23.2(5)          Consent of Baker & McKenzie (included in Exhibit 5)

----------

(1) Incorporated by reference to the similarly described exhibit included with the registrant's Form 10-KSB (File No. 000-14213) filed with the SEC on February 8, 1999.

(2) Identifies a management contract or compensatory plan or arrangement of the Registrant.

(3) Incorporated by reference to the similarly described exhibit included with the registrant's Form 10-QSB (File No. 000-14213) filed with the SEC on August 16, 1999.

(4) Incorporated by reference to the similarly described exhibit included with the registrant's Form 8-K (File No. 000-14213) filed with the SEC on April 10, 2000.

(5)  Filed herewith.


ITEM 28. Undertakings.

(a)  The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)Include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   Signatures

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Carlsbad, California on July 7, 2000.

                                                 U.S. MICROBICS INC.

                                                 By: /s/ Robert C. Brehm
                                                 -----------------------

                                                 Robert C. Brehm, President and
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert C. Brehm or Conrad Nagel as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file
(i) any and all amendments and post-effective amendments to this registration statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, which amendment or amendments or registration statement may make such changes and additions as such attorney-in-fact may deem necessary or appropriate, and to perform any acts necessary to be done in order to file such amendment.

       Name                          Title                            Date
       ----                          -----                            ----


/s/ Robert C. Brehm         President, Chief Executive             July 7, 2000
-------------------         Officer and Chairman of
Robert C. Brehm             the Board (principal executive
                            officer)


/s/ Mery C. Robinson        Director                               July 7, 2000
--------------------
Mery C. Robinson


/s/ Roger K. Knight         Director                               July 7, 2000
-------------------
Roger K. Knight


/s/ Conrad Nagel            Chief Financial Officer                July 7, 2000
----------------            (principal financial and accounting
Conrad Nagel                officer)


/s/ Steven C. Hopkins       Director                               July 7, 2000
---------------------
Steven C. Hopkins


/s/ Robert Key              Director                               July 7, 2000
--------------
Robert Key

                                Index of Exhibits


Number           Description
------           -----------

3.1(1)           Articles of Incorporation, as amended

3.2(1)           Bylaws, as amended

5.1(5)           Legal Opinion of Baker & McKenzie

10.1(1)          Lease Agreement, dated as of July 14, 1998, by and among U.S.
                 Microbics and each of Ridgecrest Properties, R and B Properties and Hindry West Development

10.2(1)(2)       Employment Agreement, effective as of October 1, 1998, between
                 Robert C. Brehm and the Registrant

10.3(1)(2)       Employment Agreement, effective as of October 1, 1998, between
                 Mery C. Robinson and the Registrant

10.4(1) Stock for Stock Acquisition Agreement, effective as of August 31, 1997, among XyclonyX, Mery C. Robinson and the Registrant

10.5(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and West Coast Fermentation Center

10.6(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and Sub-Surface Waste Management, Inc.

10.7(1) Technology License Agreement, effective as of August 21, 1997, among XyclonyX and Mery C. Robinson, Dominic J. Colasito and Alvin J. Smith

10.8(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and Bio-Con Microbes, Inc.

10.9(1) Technology License Agreement, effective as of March 1, 1998, between XyclonyX and Sol-Tech Corporation

10.10(3) Product Line License Agreement effective May 24, 1999, between Sub-Surface Waste Management, Inc. and Builders Referral, Inc.

10.11(4)         Investment Agreement, dated March 14, 2000, by and between U.S.
                 Microbics and Swartz Private Equity, LLC.

10.12(4) Warrant to Purchase Common Stock, dated as of January 27, 2000, issued to Swartz Private Equity, LLC.

10.13(4) Registration Rights Agreement, dated as of March 14, 2000, by and between U.S. Microbics and Swartz Private Equity, LLC.

21(1)            Subsidiaries of the Registrant

23.1(5)          Consent of Bradshaw, Smith & Co., LLP

23.2(5)          Consent of Baker & McKenzie (included in Exhibit 5)

----------

(1) Incorporated by reference to the similarly described exhibit included with the registrant's Form 10-KSB (File No. 000-14213) filed with the SEC on February 8, 1999.

(2) Identifies a management contract or compensatory plan or arrangement of the Registrant.

(3) Incorporated by reference to the similarly described exhibit included with the registrant's Form 10-QSB (File No. 000-14213) filed with the SEC on August 16, 1999.

(4) Incorporated by reference to the similarly described exhibit included with the registrant's Form 8-K (File No. 000-14213) filed with the SEC on April 10, 2000.

(5)  Filed herewith.